UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
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☐	Soliciting Material Pursuant to §240.14a-12
RF Micro Devices, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 22, 2011

Dear Shareholders:

You are cordially invited to attend RFMD’s 2011 Annual Meeting of Shareholders, which will be held on Wednesday, August 3, 2011, at 8:00 a.m. local time, at the office of Womble Carlyle Sandridge & Rice, PLLC, One Wells Fargo Center, Suite 3500, 301 South College Street, Charlotte, North Carolina. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting of Shareholders and Proxy Statement.

We are pleased to take advantage of the “e-proxy” rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to shareholders via the Internet. The rules enable us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, on or about June 22, 2011, we began mailing to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2011 Annual Report, via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials.

Shareholders of record who did not receive the Notice of Internet Availability of Proxy Materials will continue to receive a paper copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and 2011 Annual Report, which we began mailing on or about June 22, 2011. A copy of our Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2011 Annual Report is available at https://materials.proxyvote.com/749941.

Your vote is important to us. It is important that your shares of common stock be represented at the Annual Meeting so that a quorum may be established. Even if you plan to attend the Annual Meeting in person, please read the proxy materials carefully, and then complete, sign, date and return the proxy card or voting instruction form as soon as possible. If your shares are held in “street name” you may also be able to vote your shares electronically over the Internet or by telephone if you receive a voting instruction form from your brokerage firm, bank or other nominee in lieu of a proxy card. Additional information is provided in the proxy materials. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Sincerely,

William A. Priddy, Jr.
Secretary

RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 3, 2011

Dear Shareholders:

We hereby give notice that the Annual Meeting of Shareholders of RF Micro Devices, Inc. (“RFMD”) will be held on Wednesday, August 3, 2011, at 8:00 a.m. local time, at the office of Womble Carlyle Sandridge & Rice, PLLC, One Wells Fargo Center, Suite 3500, 301 South College Street, Charlotte, North Carolina for the following purposes:

(1)	To elect the eight directors named in the accompanying proxy statement to serve a one-year term and until their respective successors are duly elected and qualified or until their death, resignation, removal or disqualification.

(2)	To hold an advisory vote on the compensation of our Named Executive Officers (as defined in the proxy statement).

(3)	To hold an advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers.

(4)	To reapprove the RF Micro Devices, Inc. Cash Bonus Plan, pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended.

(5)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

(6)	To transact such other business as may properly come before the meeting.

Under North Carolina law, only shareholders of record at the close of business on the record date, which is June 3, 2011, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

William A. Priddy, Jr.
Secretary

June 22, 2011

i

2011 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

•	Time and Date	8:00 a.m., August 3, 2011
•	Place	The office of Womble Carlyle Sandridge & Rice, PLLC One Wells Fargo Center, Suite 3500, 301 South College Street Charlotte, North Carolina
•	Record Date	June 3, 2011
•	Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
•	Entry	If you decide to attend the meeting in person, upon your arrival you will need to register as a visitor with the security desk on the Plaza level of One Wells Fargo Center. See page 1 for further instructions.

Meeting Agenda

•	Election of 8 directors
•	Advisory vote on the compensation of our Named Executive Officers
•	Advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers
•	Reapproval of our Cash Bonus Plan
•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012

Voting Matters

	Board Vote	Page Reference
Proposal	Recommendation	(for more detail)

Election of eight directors	FOR	3
Advisory vote on the compensation of our Named Executive Officers	FOR	39
Advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers	1 YEAR	40
Reapproval of our Cash Bonus Plan	FOR	40
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012	FOR	44

Board Nominees

•	The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

		Director		Experience/		Committees
Name	Age	Since	Occupation	Qualification	Independent	AC	CC	GNC	FC	SDC

Walter H. Wilkinson, Jr.	65	1992	Founder and General Partner, Kitty Hawk Capital	Leadership, Finance	X		X	C	X
Robert A. Bruggeworth	50	2003	President and CEO, RFMD	Leadership, Industry, Global						X
Daniel A. DiLeo	63	2002	Principal of Dan DiLeo, LLC and Former Executive Vice President, Agere Systems Inc.	Leadership, Industry, Global	X		X	X
Jeffery R. Gardner	51	2004	President, CEO and member of Board of Directors of Windstream Corporation	Leadership, Industry, Finance	X	X			C
John R. Harding	56	2006	Co-founder, Chairman, President and CEO, eSilicon Corporation	Leadership, Finance, Industry	X		C			X
Masood A. Jabbar	61	2009	Former CFO, Sun Microsystems Computer Corporation	Leadership, Finance, Global	X	X				C
Casimir S. Skrzypczak	70	2007	Former Senior Vice President, Cisco Systems	Leadership, Industry	X	X		X
Erik H. van der Kaay	71	1996	Former Chairman, President and CEO, Datum Inc.	Leadership, Global, Finance, Industry	X	C		X	X

AC	AUDIT COMMITTEE	FC	FINANCE COMMITTEE
CC	COMPENSATION COMMITTEE	SDC	STRATEGIC DEVELOPMENT COMMITTEE
GNC	GOVERNANCE AND NOMINATING COMMITTEE	C	COMMITTEE CHAIRMAN

No director nominee, all of which serve as current directors, attended fewer than 75% of the Board meetings and committee meetings on which he sits.

Advisory Votes on the Compensation of our Named Executive Officers and the Frequency of the Advisory Vote on the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance, and aligning the interests of our Named Executive Officers with those of our shareholders. The Board believes that a vote on the compensation of our Named Executive Officers should be conducted every year so that shareholders may annually express their views on our executive compensation program.

Reapproval of Cash Bonus Plan

We are asking our shareholders to reapprove our Cash Bonus Plan in order to attempt to preserve, to the extent practicable, RFMD’s tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, for compensation paid under the Cash Bonus Plan to certain key employees. Our Cash Bonus Plan was first approved by our Board of Directors and our shareholders in 2006. In order to maintain qualification of the Cash Bonus Plan under Code Section 162(m), shareholders must reapprove the material terms of performance goals under the Cash Bonus Plan no less often than every five years.

Auditors

Although shareholder ratification is not required by law, we are asking shareholders to ratify the selection of Ernst & Young LLP as our independent auditors for fiscal 2012. Set forth below is summary information with respect to Ernst & Young LLP’s fees for services provided in fiscal 2010 and fiscal 2011.

	2011	2010

Audit Fees	$755,229	$1,172,750
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$755,229	$1,172,750

Executive Compensation Elements

Type	Form		Terms

Equity	•	Service-Based Restricted Stock Units	•	Generally vest in increments of 25% per year
	•	Performance-Based Restricted Stock Units	•	Generally have one year performance periods with 50% vesting after one year, and the remaining 50% vesting over two succeeding years
Cash	•	Salary	•	Generally eligible for increase at intervals of one year
	•	Bonus	•	Earned, based on attainment of RFMD financial and operational goals
Other Employee Benefits	•	401(k)	•	Receive the same employee benefit as all employees

Fiscal 2011 Compensation Decisions

Three years ago we undertook a major strategic restructuring of RFMD to focus our business on more profitable RF components and compound semiconductor technologies, diversify our product and customer base and achieve operational excellence from a business model perspective. We believe we have achieved or substantially achieved each of these goals and have positioned RFMD to benefit from this strategy in future periods, all while maintaining the short-term and long-term financial interests of our shareholders. Our executive compensation program has played a critical part in this transformation by incentivizing our senior management to focus their efforts on performance tied to the accomplishment of these strategic goals. Some of the key metrics that demonstrate this success are:

•	Revenues increased 7.5% to $1,051.8 million in fiscal 2011 from $978.4 million in fiscal 2010.
•	Operating income for fiscal 2011 was $139.5 million, which represents an increase of 31.1% over fiscal 2010.
•	Net income for fiscal 2011 was $124.6 million, which represents a 75% increase over fiscal 2010.

•	Diluted earnings per share was $0.44 for fiscal 2011 compared to $0.25 in fiscal 2010, which represents a year-over-year increase of 81%.
•	We generated $213.4 million in cash from operations in fiscal 2011.
•	Our balance sheet was substantially strengthened due to our decision to repurchase and retire $146 million aggregate principal amount of our long-term debt, resulting in a positive net cash position (unrestricted cash, cash equivalents and short-term investments minus the principal amount of RFMD’s convertible subordinated notes due 2012 and 2014) at the end of fiscal 2011.
•	We released over 300 new products in fiscal 2011, focusing on higher-margin products with growth opportunities across a broad set of customers and end-markets.
•	During fiscal 2011, sales in our Multi-Market Product Group, which we refer to as MPG, increased by more than 30% and sales in our Cellular Product Group, which we refer to as CPG, excluding our largest customer, increased by more than 50% over fiscal 2010.

As a result of our strong performance in fiscal 2011, the Named Executive Officers received cash bonuses at 98.7% of target and were awarded performance-based restricted stock at 125% of the targeted number of units, reflecting the achievement of five out of six specified performance goals. In addition, we increased base salaries for our Named Executive Officers by an average of 2.3% following no increases in fiscal 2010, and awarded service-based restricted stock units in amounts consistent with our historical practices.

We believe our compensation program provides a balanced and stable foundation for achieving our intended objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps to not only achieve our short-term and long-term goals, but also aligns the interests of our management team with those of RFMD and our shareholders.

Fiscal 2011 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers, to whom we refer collectively as the Named Executive Officers, for the fiscal year ended April 2, 2011, as determined by the rules of the Securities and Exchange Commission, or SEC.

			Non-Equity
		Stock	Incentive Plan	All Other	Total
	Salary	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)	($)	($)

Robert A. Bruggeworth, President and CEO	621,965	2,943,923	609,929	8,650	4,184,467

William A. Priddy, Jr., CFO, Corporate Vice President of Administration and Secretary	336,476	1,264,520	247,473	8,377	1,856,846

Steven E. Creviston, Corporate Vice President and President of Cellular Products Group	382,066	1,529,555	280,920	8,787	2,201,328

Jerry D. Neal, Executive Vice President of Marketing and Strategic Development	344,632	747,665	253,472	4,936	1,350,705

Robert M. Van Buskirk, Corporate Vice President and President of Multi-Market Products Group	375,144	1,104,168	276,000	6,125	1,761,437

2012 Annual Meeting

•	Shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us by February 23, 2012.
•	Notice of shareholder proposals outside of SEC Rule 14a-8 must be delivered to us no earlier than March 24, 2012 and no later than April 23, 2012.

v

RF MICRO DEVICES, INC.
7628 THORNDIKE ROAD
GREENSBORO, NORTH CAROLINA 27409-9421

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The enclosed proxy, for use at the Annual Meeting of Shareholders to be held Wednesday, August 3, 2011, at 8:00 a.m. local time at the office of Womble Carlyle Sandridge & Rice, PLLC, One Wells Fargo Center, Suite 3500, 301 South College Street, Charlotte, North Carolina, and any adjournment thereof (the “annual meeting” or the “meeting”), is solicited on behalf of the Board of Directors of RF Micro Devices, Inc. (“RFMD”). The approximate date that we are first sending and making available these proxy materials to shareholders is June 22, 2011. This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by our officers or employees. We will pay all expenses incurred in this solicitation. RFMD will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners. We have retained the services of Phoenix Advisory Partners for a fee of $7,000 plus out-of-pocket expenses to aid in the distribution of the proxy materials as well as to solicit proxies from institutional investors via telephone on behalf of RFMD.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on August 3, 2011:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2011 Annual Report to
Shareholders are available at https://materials.proxyvote.com/749941.

The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner’s name through our transfer agent may vote only by returning a completed proxy card in the enclosed postage-paid envelope. If your shares are held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, you may receive a voting instruction form from that institution in lieu of a proxy card. In order to lower costs, we have instructed these nominees to send a notice of internet availability of proxy materials to certain beneficial owners. These beneficial owners will have electronic access to our proxy materials but will not receive paper proxy materials unless they request them as provided for in the notice. The notice or voting instruction form will provide information, if applicable, regarding the process for beneficial owners to vote over the Internet, by telephone or by mail. A large number of banks and brokerage firms participate in the Broadridge Financial Solutions online program which provides eligible beneficial owners the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Tuesday, August 2, 2011. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If a voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

Shareholders who elected to access the proxy statement and annual report electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive an e-mail with information on how to access the shareholder information and voting instructions. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the shareholder is responsible. Registered holders may also vote their shares in person at the annual meeting. In order to vote shares held in street name in person at the meeting, a proxy issued in the owner’s name must be obtained from the record holder (typically the bank, broker or other nominee) and presented at the annual meeting. If you need directions to the office of Womble Carlyle Sandridge & Rice so that you can attend the annual meeting and vote in person, please contact our Compliance Officer at (336) 664-1233.

If you decide to attend the meeting in person, upon your arrival you will need to register as a visitor with the security desk on the Plaza level of One Wells Fargo Center. Please be sure to have picture identification with you at the time of registration. After a determination that you are a registered holder of RFMD common stock as of the record date, you will receive a security pass that will allow you to access the office of Womble Carlyle Sandridge & Rice and attend our annual meeting. If you are not a registered holder, please be sure that you bring a proxy issued to you in your name by your brokerage firm, bank or other nominee, as well as your picture identification, to present to the security desk at the time of registration.

You may revoke your proxy at any time before it is exercised by filing with our corporate secretary an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone) or by attending the meeting and electing to vote in person. All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted “for” all director nominees, “for” approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined in “Executive Compensation – Compensation Discussion and Analysis – Executive Summary”), for “1 Year” on the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers, “for” reapproval of the RF Micro Devices, Inc. Cash Bonus Plan, or the Cash Bonus Plan, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Management is not aware of any matters, other than those specified herein, that will be presented for action at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

The presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date constitutes a quorum for purposes of voting on a particular matter and conducting business at the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting. Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. Proposals (1) – (4) in this proxy statement are “non-discretionary” items, which means that brokers that have not received voting instructions from beneficial owners with respect to these matters may not vote on these proposals.

Signed proxies that withhold authority or reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present. Assuming the existence of a quorum at the meeting:

•	The nominees receiving a plurality of the votes cast at the meeting will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

•	The compensation of our Named Executive Officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

•	The frequency of the advisory vote on future advisory votes on the compensation of our Named Executive Officers receiving the greatest number of votes cast – one year, two years, or three years – will be deemed by us as the frequency that has been recommended by shareholders. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on the compensation of our Named Executive Officers.

•	Our Cash Bonus Plan will be reapproved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

•	The ratification of the appointment of Ernst & Young LLP will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be treated as votes cast, and, therefore will have no effect on the outcome of the vote on this proposal. If your shares are held in street name and you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee has discretionary authority to vote your shares with respect to the proposal.

Voting Securities Outstanding

In accordance with North Carolina law, June 3, 2011 was fixed as the record date for determining holders of our common stock entitled to notice of and to vote at the meeting. Each share of our common stock issued and outstanding on June 3, 2011 is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on, except for shares we hold in a fiduciary capacity, which may be voted only in accordance with the instruments creating the fiduciary capacity. Holders of shares of common stock vote together as a voting group on all proposals. At the close of business on June 3, 2011, there were 276,867,377 shares of RFMD’s common stock outstanding and entitled to vote.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Election of Directors

Under our amended and restated bylaws, the Board of Directors consists of seven to eleven members, as determined by the Board or the shareholders from time to time. Each director is elected annually to serve for a one-year term and until his successor is duly elected and qualified or until his death, resignation, removal or disqualification or until there is a decrease in the number of directors. All nominees presently serve as directors. Each director who is standing for re-election was elected to serve by the shareholders at our last regularly scheduled annual meeting. There are no family relationships among any of our directors or officers. We intend that the proxy holders named in the accompanying proxy card will vote properly returned proxies to elect the eight nominees listed below as directors, unless the authority to vote is withheld. Although we expect that each of the nominees will be available for election, if any vacancy in the slate of nominees occurs, we expect that shares of common stock represented by proxies will be voted for the election of a substitute nominee or nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors or for the election of the remaining nominees recommended by the Governance and Nominating Committee and approved by the Board of Directors.

The names of the nominees for election to the Board, their principal occupations and certain other information, follow:

Walter H. Wilkinson, Jr.                                                                                        Age 65
Mr. Wilkinson has served as a director since 1992 and has served as our Chairman of the Board of Directors since July 2008. He is the founder and a general partner of Kitty Hawk Capital, a venture capital firm established in 1980 and based in Charlotte, North Carolina. He is a member of the board of directors of The Ben Craig Center, an entrepreneurial incubator affiliated with The University of North Carolina at Charlotte. He is a past member and director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies. During his career he has helped to start or expand dozens of rapidly growing companies in a variety of industries. Mr. Wilkinson serves or has served as a director of numerous venture-backed companies, both public and private.

The Board determined that Mr. Wilkinson should be nominated for election as a director given his strong leadership skills and his valuable understanding of our history gained as a founding investor. With over 35 years of venture capital experience, Mr. Wilkinson also brings a unique perspective to the Board. He has overseen the successful growth and evolution of numerous businesses and understands the challenges of leading both private and public companies through changing economic conditions and that boards of directors must work together in a collegial and effective manner to provide appropriate guidance to management.

Robert A. Bruggeworth                                                                                        Age 50
Mr. Bruggeworth has served as our President since June 2002 and Chief Executive Officer since January 2003. He was appointed to the Board of Directors in January 2003. He served as our Vice President of Wireless Products from September 1999 to January 2002 and President of Wireless Products from January 2002 to June 2002. Mr. Bruggeworth was previously employed at AMP Inc. (now TE Connectivity LTD), a supplier of electrical and electronic connection devices, from July 1983 to April 1999. He held a number of manufacturing and engineering management positions at AMP Inc., most recently as Divisional Vice President of Global Computer and Consumer Electronics based in Hong Kong, China. Mr. Bruggeworth is a member of the board of directors of Mine Safety Appliances Company, a publicly traded global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety.

The Board determined that Mr. Bruggeworth should be nominated for election as a director because his position as Chief Executive Officer and President puts him directly in a position to understand our business and the challenges and issues that we face. In addition, Mr. Bruggeworth provides the Board with strong leadership skills and substantial global business experience. Mr. Bruggeworth brings over 25 years of experience in the technology sector to the Board, including specific expertise with respect to manufacturing, marketing and material sourcing for high technology products.

Daniel A. DiLeo                                                                                        Age 63
Mr. DiLeo was elected to the Board of Directors in August 2002. He is currently the principal of Dan DiLeo, LLC, a consulting firm that he founded in March 2002. Mr. DiLeo was an Executive Vice President of Agere Systems Inc., a manufacturer of semiconductor components and optoelectronics, from March 2001 to April 2002. He served as President of the Optoelectronics Division of Lucent Technologies, Inc., a manufacturer of semiconductor components and optoelectronics, from November 1999 to March 2001, Vice President from June 1998 to October 1999 and Vice President of the wireless business unit from January 1995 to May 1998. He currently sits on the board and/or advises several private semiconductor device companies in the U.S. and Europe. From May 2000 to May 2009, Mr. DiLeo also served as a director of Data I/O Corporation, a publicly traded designer and manufacturer of equipment and software to program devices for original equipment manufacturers.

The Board determined that Mr. DiLeo should be nominated for election as a director because he has over 35 years of experience in the semiconductor industry, including specific expertise in device design, development, manufacturing and marketing. He has advised the boards of directors of several high tech start-ups in Europe and the U.S. with a focus on early stage and turnaround strategies and funding, and has acted as a mentor to new CEOs. In addition, Mr. DiLeo also brings to the Board extensive knowledge of global markets, capital expansion and strategic development.

Jeffery R. Gardner                                                                                        Age 51
Mr. Gardner was appointed to the Board of Directors in November 2004. Since January 2006, Mr. Gardner has been the President, Chief Executive Officer and a member of the board of directors of Windstream Corporation, a publicly traded spin-off of the landline business of ALLTEL Corporation that provides voice, broadband and entertainment services to customers in 29 states. From January 2000 to December 2005, Mr. Gardner was the Executive Vice President and Chief Financial Officer of ALLTEL. From August 1998 to January 2000, he was the Senior Vice President of Finance and the Treasurer of ALLTEL. Mr. Gardner has been in the communications industry since 1986 and joined ALLTEL in 1998 when ALLTEL and 360 Communications Company merged. At 360 Communications, Mr. Gardner held a variety of senior management positions, including Senior Vice President of Finance, which included treasury, accounting and capital markets responsibilities; President of the Mid-Atlantic Region; Vice President and General Manager of the Las Vegas market; and Director of Finance. Since 2008, he has served as a member of the Executive Committee of USTelecom, a telecommunications trade association.

The Board determined that Mr. Gardner should be nominated for election as a director because his experience as a current CEO and former CFO of public companies in the wireless telecommunications industry provides the Board with valuable industry insight, including extensive knowledge regarding the requirements of downstream customers. Additionally, Mr. Gardner brings to the Board specific expertise in the areas of strategic development, finance, financial reporting and accounting and internal controls.

John R. Harding                                                                                        Age 56
Mr. Harding was appointed to the Board of Directors in November 2006. Mr. Harding co-founded and is Chairman, President and Chief Executive Officer of eSilicon Corporation, a privately held company that designs and manufactures complex, custom chips for a broad and growing portfolio of large and small firms. Before starting eSilicon Corporation in May 2000, Mr. Harding served as President, Chief Executive Officer, and director of the publicly traded Cadence Design Systems, Inc., which acquired his former employer, Cooper & Chyan Technology, Inc. Mr. Harding has held a variety of senior management positions at Zycad Corporation and his career also includes positions with TXL and IBM Corporation. Mr. Harding has also held leadership roles at Drew University and Indiana University (IU), where he was Vice Chairman of the Board of Trustees and a member of IU’s School of Public and Environmental Affairs Advisory Board, respectively. In addition, Mr. Harding has served as a member of the Steering Committee at the U.S. Council on Competitiveness and was a former National Academies’ Committee member for Software, Growth and Future of the U.S. Economy. In 2010, Mr. Harding was elected as the new value chain producer director to the board of directors of the Global Semiconductor Alliance. Mr. Harding is a frequent international speaker on the topics of innovation, entrepreneurship and semiconductor trends and policies.

The Board determined that Mr. Harding should be nominated for election as a director because his experience as Chairman and CEO of eSilicon Corporation provides the Board with a deep understanding of the challenges and issues facing semiconductor companies. In addition, Mr. Harding brings to the Board substantial operational experience, business acumen, and expertise in corporate strategy development gained from his experience as an entrepreneur starting several successful companies.

Masood A. Jabbar                                                                                        Age 61
Mr. Jabbar was appointed to the Board of Directors in March 2009. Mr. Jabbar is a private investor in start-up companies. Mr. Jabbar worked at Sun Microsystems, Inc. from 1986 to 2003, where he served in a series of progressively responsible roles including President of the Computer Systems Division, Chief Financial Officer of the $10 billion Sun Microsystems Computer Corporation, and Executive Vice President of Global Sales Operations. Mr. Jabbar’s career at Sun Microsystems, Inc. culminated as Executive Vice President and Advisor to the Chief Executive Officer, where he was responsible for advising the CEO on critical strategic issues. Prior to joining Sun Microsystems, Inc., Mr. Jabbar spent ten years in finance and accounting at Xerox Corporation and two years at IBM Corporation. Mr. Jabbar is also a member of the Board of Directors of Silicon Image, Inc., a publicly traded fabless semiconductor company in consumer electronics, JDS Uniphase Corporation, a publicly traded optical communications, test and measurement company, and Calypso Technology Inc., a privately held company in the United States. Mr. Jabbar previously served as a member of the board of directors of MSC Software, Inc., a former publicly traded design automation simulation software company, from June 2005 to February 2007 and again from March 2009 to September 2009, and Openwave Systems Inc., a publicly traded designer of software for mobile devices and wireless infrastructure, from August 2003 to November 2007. Mr. Jabbar also served as a member of the board of directors of The Picsel Group, a mobile user interface software company based in the United Kingdom, from January 2003 to May 2009.

The Board determined that Mr. Jabbar should be nominated for election as a director because he brings to the Board significant mergers and acquisitions and sales and marketing expertise gained from his experience at Sun Microsystems, Inc. Mr. Jabbar also brings extensive experience as an executive in sales and marketing with significant international experience. In addition, Mr. Jabbar’s experiences at Xerox and as CFO of Sun Microsystems Computer Corporation provide the Board with valuable accounting and financial reporting expertise.

Casimir S. Skrzypczak                                                                                        Age 70
Mr. Skrzypczak was appointed to the Board of Directors in November 2007. Prior to serving as one of our directors, Mr. Skrzypczak served as a director of Sirenza Microdevices, Inc. from January 2000 until it was acquired by us in November 2007. Mr. Skrzypczak’s appointment to our Board was made pursuant to the merger agreement for the Sirenza acquisition. From November 1999 to July 2001, Mr. Skrzypczak served as a Senior Vice President at Cisco Systems, a networking systems company. He was responsible for the delivery and support of Cisco’s Products and Solutions for the Service Provider Market. He also managed Cisco’s worldwide Professional Services Group. Prior to joining Cisco, Mr. Skrzypczak served as a Group President at Telcordia Technologies, a telecommunications company, from March 1997 to October 1999. From 1985 to March 1997, Mr. Skrzypczak served as President of NYNEX Science & Technology, Inc., a subsidiary of NYNEX Corporation, a telecommunications company. At NYNEX, Mr. Skrzypczak was responsible for the formulation of NYNEX’s technology plans and network architecture, including the management and direction of NYNEX’s research and development programs. Due to Mr. Skrzypczak’s many years of experience in the technology sector, he is widely regarded as an expert on telecommunications network planning and evolution. Mr. Skrzypczak also serves as a director of JDS Uniphase Corporation, a publicly traded optical communications, test and measurement company, and a number of privately held companies. He previously served as a director of RCN Corporation, a publicly traded cable service provider, from October 2009 to August 2010. He previously served as a director of ECI Telecom Ltd., a publicly traded supplier of telecommunications networking solutions, from July 2002 to September 2007, WebEx Communications, a publicly traded provider of web communications services, from August 2002 to June 2007, and Somera Communications, a publicly traded refurbished network equipment supplier, from October 2003 to September 2006.

The Board determined that Mr. Skrzypczak should be nominated for election as a director because his experience as a director of Sirenza provides the Board with valuable insight into the Multi-Market Products Group, or MPG, business. Additionally, Mr. Skrzypczak brings to the Board valuable public company board experience, including service as a lead director and chairman of a compensation committee and a governance committee. Mr. Skrzypczak also contributes a strong background in technology and network design and valuable strategic planning skills gained from his experience at NYNEX.

Erik H. van der Kaay                                                                                        Age 71
Mr. van der Kaay was appointed to the Board of Directors in July 1996. He was Chairman of the Board of Symmetricom Inc., a publicly traded synchronization products company based in San Jose, California, from November 2002 until August 2003. Mr. van der Kaay served as Chairman, Chief Executive Officer and President of Datum Inc. (which merged with Symmetricom Inc. in October 2002) from April 1998 to October 2002. Mr. van der Kaay was employed with Allen Telecom, a telecommunications company based in Beachwood, Ohio, from June 1990 to March 1998, and last served as its Executive Vice President. From March 2000 to March 2007 he was a director and chairman of Comarco, Inc., a publicly traded provider of advanced wireless technology tools and engineering services, and from September 1997 to May 2008 he was a director of TranSwitch Corporation, a publicly traded developer of highly integrated digital and mixed signal semiconductor solutions for the telecommunications and data communications markets. Since January 2004, Mr. van der Kaay has served as a director of Ball Corporation, a publicly traded supplier of metal products to the beverage and food industries and the parent company of Ball Aerospace & Technologies Corporation. Since June 2007, Mr. van der Kaay has also served as a director of the French company Orolia, SA, a manufacturer of high precision timing and frequency instruments and systems. He has also served as a managing director of Control SA, a Brazilian telecommunications company and a subsidiary of M/A-Com Inc. Since January 2007, Mr. van der Kaay has served as a member of the Southeast Audit Committee Leadership network convened by Ernst & Young LLP and comprised of audit committee chairs of leading public companies.

The Board determined that Mr. van der Kaay should be nominated for election as a director because he brings strong leadership skills to the Board gained from his long and successful career in the telecommunications industry, including his years serving as CEO of Datum, and he has substantial knowledge of us due to his 15 years of Board service. In addition, as a native of the Netherlands, his experience as a director of a European manufacturer and a Brazilian telecommunications company provides the Board with a unique and valuable international perspective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines, the Board of Directors must consist of a majority of independent directors. The Board has determined that Messrs. DiLeo, Gardner, Harding, Jabbar, Skrzypczak, van der Kaay and Wilkinson each satisfy the definition of “independent director” under these Nasdaq listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of RFMD. In making these determinations, the Board reviewed the information provided by the directors and RFMD with regard to each director’s business and personal activities as they may relate to RFMD and its management.

Corporate Governance Guidelines

Effective July 2003 and as most recently amended in May 2011, the Board implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, Board and committee meetings, executive sessions, director compensation, management succession, director continuing education, “withheld vote” policy and other matters. These Corporate Governance Guidelines are available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.rfmd.com. A shareholder may request a copy of the Corporate Governance Guidelines by contacting our Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

Board Leadership Structure

As described in the Corporate Governance Guidelines, the Board has a general policy that the roles of Chairman of the Board and Chief Executive Officer should be separated, and the Chairman of the Board should be a non-employee independent director. The Board believes this separation of roles promotes communication between the Board, the Chief Executive Officer and other senior management and enhances the Board’s oversight of management.

We believe our leadership structure provides increased accountability of our Chief Executive Officer to the Board and encourages balanced decision-making. We also separate the roles in recognition of the differences in the roles. While the Chief Executive Officer is responsible for day-to-day leadership of RFMD and the setting of strategic direction, the Chairman of the Board provides guidance to the Chief Executive Officer and coordinates and manages the operation of the Board and its committees.

Our Chairman of the Board has been a non-employee independent director since 2002 when Mr. William J. Pratt, a founder of RFMD, resigned as Chairman of the Board and Dr. Albert E. Paladino was elected as our first non-employee Chairman of the Board. Dr. Paladino served in that role until Mr. Wilkinson’s election as a non-employee Chairman of the Board in 2009.

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board;

•	preparing the agenda for Board meetings in consultation with the Chief Executive Officer and other members of the Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board and of the CEO; and

•	presiding over all meetings of shareholders.

The Board believes our current leadership structure with an independent, non-employee Chairman of the Board is appropriate for RFMD and provides many advantages to the effective operation of the Board.

Risk Oversight

The Board, acting through itself or one or more of its committees, has general oversight responsibility for corporate risk management, including oversight of management’s implementation and application of risk management policies, practices and procedures. The Board directly oversees strategic risks such as those relating to competitive dynamics, market trends and developments and changes in macroeconomic conditions. While the Board is responsible for risk oversight, management is ultimately responsible for assessing and managing material risk exposures. Our senior management typically reports to the Board or one of its committees on key enterprise risk topics, including disaster recovery, quality assurance, product and technology development, global workforce, financial, environmental, health and safety risks. The Board and its committees receive these reports at regularly scheduled Board and committee meetings and on an interim basis when potentially significant risks develop. Members of the Board often participate in telephone briefings and conduct face-to-face meetings with management to discuss and develop a shared understanding of the potential severity of these risks and management’s strategies for addressing these risks. In addition, the Board evaluates our strategic goals and objectives to determine how they may be affected by particular risk exposures.

The Board also exercises a risk oversight role through certain of its committees. Specifically, the Audit Committee discusses certain material risks and exposures with our independent registered public accounting firm and receives reports from our accounting and internal audit management personnel regarding such risks or exposures and how management has attempted to minimize RFMD’s risk. The Audit Committee’s primary focus is financial risk, including our internal control over financial reporting. Particular areas of focus by the Audit Committee include risks associated with material litigation, taxes, foreign exchange, liquidity, investments, and information technology security. As part of its oversight role, this committee reviews annually global insurance coverage to mitigate risk, oversees RFMD’s investment policy and works with management to develop policies and practices to mitigate risks in its areas of focus, including information technology, fraud and anti-corruption risks.

The Governance and Nominating Committee performs risk oversight in the areas of management succession and corporate governance. This includes adoption and administration of our codes of ethics, development of succession plans for our Chief Executive Officer and other senior management positions and serving as the Board’s primary independent decision-making authority for assessing and resolving matters, such as potential conflicts of interest, that fall within the broader category of corporate governance.

The Compensation Committee makes a determination regarding risks associated with our compensation policies and practices, and specifically evaluates risks associated with equity overhang and regulatory risks in regard to equity and retirement plans.

Each of the above committees reports to the full Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, and other committees, to monitor our exposure and evaluate the mitigation of risk.

Risk Oversight in Compensation Programs

We have assessed our compensation programs and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The risk assessment process included a review of program policies and practices, focusing on programs with variable compensation provisions and identifying the risks related to the programs. The Compensation Committee determined that our compensation programs encourage our employees to take appropriate risk in the performance of our business, but do not encourage excessive risk. We are encouraging our employees to make decisions that should result in positive short-term and long-term results for our business and our shareholders without providing an incentive for unnecessary risk. The Compensation Committee will continue to monitor our compensation programs on an ongoing basis to ensure that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Codes of Ethics

Effective February 2004 and as most recently amended in May 2011, the Board adopted a Code of Business Conduct and Ethics to provide guidance on maintaining our commitment to high ethical standards. The Code of Business Conduct and Ethics applies to employees, officers, directors, agents and designated representatives of RFMD and our subsidiaries. We also adopted a separate code of ethics in February 2004 that is applicable specifically to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Treasurer.

Copies of both of these codes are available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting the Investor Relations Department at the address set forth above. In the event that we amend one or more of the provisions of either of our codes that requires disclosure under applicable law, SEC rules or Nasdaq listing standards, we intend to disclose such amendment on our website. Any waiver of the codes with respect to any executive officer or director of RFMD must be approved by the Board and will be promptly disclosed, along with the reasons for the waiver, as required by applicable law or Nasdaq rules.

Committees and Meetings

The Board maintains five standing committees: the Audit Committee; the Compensation Committee; the Governance and Nominating Committee; the Finance Committee; and the Strategic Development Committee. Each committee operates under a written charter and reports regularly to the Board. A copy of each of these committee charters is available in the “Investors”

section of our website under the heading “Corporate Governance” at http://www.rfmd.com and may also be obtained by contacting the Investor Relations Department at the address set forth above.

Each of the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Finance Committee, and the Strategic Development Committee must be comprised of no fewer than three members, each of whom must satisfy membership requirements imposed by the applicable committee charter and, where applicable, Nasdaq listing standards and SEC rules and regulations. Each of the members of the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Finance Committee has been determined by the Board to be independent under applicable Nasdaq listing standards and, in the case of the Audit Committee, under the independence requirements established by the SEC. A majority of the members of the Strategic Development Committee has been determined by the Board to be independent under applicable Nasdaq listing standards. A brief description of the responsibilities of each of these committees, and their current membership, follows.

Committee Membership
Governance
			and		Strategic
Director	Audit	Compensation	Nominating	Finance	Development

Walter H. Wilkinson, Jr.		X	C	X
Daniel A. DiLeo		X	X
Jeffery R. Gardner	X			C
John R. Harding		C			X
Masood A. Jabbar	X				C
Casimir S. Skrzypczak	X		X
Erik H. van der Kaay	C		X	X
Robert A. Bruggeworth					X
C = Committee Chairman

Compensation Committee

The Compensation Committee operates under a written charter adopted in June 2003 and most recently amended in May 2010. The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of our officers and employees and administration of our stock-based and incentive compensation plans. In fulfilling its duties, the Compensation Committee has the authority to (a) evaluate and fix the compensation of our officers, including our Chief Executive Officer; (b) prepare the Compensation Committee report that the rules of the SEC require to be included in our annual report on Form 10-K (or incorporated therein by reference to our proxy statement); (c) make recommendations to the Board regarding annual retainer and other fees for the Board and committees of the Board, including compensatory stock awards to directors; (d) periodically review, and modify if necessary, our philosophy concerning executive compensation and the components of executive compensation; (e) review and discuss with management our Compensation Discussion and Analysis disclosure and formally recommend to the Board that it be included in the annual report on Form 10-K (or incorporated therein by reference to our proxy statement); (f) make the determination required under SEC rules regarding risks associated with our compensation policies and practices; and (g) discharge certain other responsibilities generally relating to the administration of our incentive and employee benefit plans. The Compensation Committee may condition its approval of any compensation on ratification by the Board if Board action is required by applicable law or otherwise deemed appropriate.

The Compensation Committee regularly consults with members of our executive management team regarding our executive compensation program. Our executive compensation program, including the level of participation by our executive officers in assisting with establishing compensation, is discussed below under “Executive Compensation – Compensation Discussion and Analysis.”

In addition, the Compensation Committee has the discretion to delegate certain areas of its authority. The Committee has delegated to Mr. Bruggeworth, as Chief Executive Officer, the authority to grant equity awards and establish salaries for all new employees who are not executive or corporate officers under our 2003 Stock Incentive Plan, or the 2003 Plan, subject to limits and other conditions specified by the Board or the Compensation Committee, the terms of that plan and applicable law. The Committee has delegated to Mr. Bruggeworth and the Committee Chairman, Mr. Harding, the authority to make (within predetermined limits) special employee retention cash and equity awards to persons who are not subject to Section 16 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or deemed to be covered employees under Section 162(m) of the Code, subject to conditions established by the Committee, the relevant plan and applicable law.

To assist the Committee with its review and analysis of executive, non-employee director and employee compensation matters during fiscal 2011, the Compensation Committee engaged an independent compensation consulting firm, DolmatConnell & Partners, Inc., which we refer to as DC&P. DC&P was instructed to analyze and provide recommendations on our peer group and non-employee director compensation, and provide input on executive officer total cash compensation and our short- and long-term incentive plans. For a more detailed discussion of the nature and scope of DC&P’s assignment, please see “Executive Compensation – Compensation Discussion and Analysis – Compensation Decision-Making Processes – Role of the Compensation Consultant,” below.

The current members of the Compensation Committee are Messrs. DiLeo, Harding (Chairman) and Wilkinson, none of whom is an employee of RFMD and each of whom is independent under existing Nasdaq listing standards. See “Executive Compensation – Compensation Discussion and Analysis,” below for details of the processes and procedures involved in setting executive compensation.

Audit Committee

The Audit Committee is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee operates under a written charter adopted in May 2000 and most recently amended in May 2010. The Audit Committee is appointed by the Board to assist the Board in its duty to oversee our accounting, financial reporting and internal control functions and the audit of our financial statements. The Committee’s responsibilities include, among others, direct responsibility for: (a) hiring, firing, overseeing the work of and determining the compensation for the independent registered public accounting firm, which reports directly to the Audit Committee; (b) approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm and establishing a policy for such approval; (c) periodically reviewing the significant accounting principles, policies and practices followed by RFMD in accounting for and reporting its financial results; (d) preparing the report of the Audit Committee required by SEC rules to be included in our proxy statement; (e) discussing from time to time with the independent registered public accounting firm and our accounting and internal audit management personnel whether RFMD is subject to any material risks or exposures and how management has attempted to minimize any such risk; and (f) establishing procedures for the receipt, retention and treatment of complaints received by RFMD regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are Messrs. Gardner, Jabbar, Skrzypczak and van der Kaay (Chairman), none of whom is an employee of RFMD and each of whom is independent under existing Nasdaq listing standards and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Messrs. van der Kaay and Gardner each satisfy this definition. Messrs. van der Kaay and Gardner were each designated by the Board as an audit committee financial expert for fiscal year 2011. See “Report of the Audit Committee,” below.

Governance and Nominating Committee

The Governance and Nominating Committee operates under a written charter adopted in April 2003 and most recently amended in May 2009. The Governance and Nominating Committee is appointed by the Board to: (a) assist the Board in identifying individuals qualified to become Board members and to recommend to the Board the director nominees; (b) recommend to the Board the corporate governance guidelines, conflicts of interest and certain other policies, principles and guidelines applicable to RFMD; and (c) lead the Board in its annual review of the performance of the Board and its committees. The current members of the Governance and Nominating Committee are Messrs. DiLeo, Skrzypczak, van der Kaay, and Wilkinson (Chairman), none of whom is an employee of RFMD and each of whom is independent under existing Nasdaq listing standards. For information regarding shareholder nominations to the Board, see “Procedures for Director Nominations” and “Proposals for 2012 Annual Meeting,” below.

The Governance and Nominating Committee is also authorized by the Board to serve as the Qualified Legal Compliance Committee for the purposes of Section 307 of the Sarbanes-Oxley Act of 2002 and the SEC’s standards for professional conduct for attorneys appearing and practicing before the SEC in the representation of RFMD. In addition, the Governance and Nominating Committee is authorized by the Board to serve as the “TIDE” (Three-year Independent Director Evaluation) Committee and is responsible for reviewing and evaluating our shareholder rights plan, which is designed to enhance the Board’s ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire RFMD by means of unfair or abusive takeover tactics. Such review and evaluation must take place at least once every three years in order to determine whether the maintenance of the rights plan continues to be in the best interests of RFMD and its shareholders. The Governance and Nominating Committee most recently evaluated the rights plan in February 2010 and concluded that the rights plan continues to be in the best interests of RFMD and its shareholders.

Finance Committee

The Finance Committee operates under a written charter adopted in July 2009. The Finance Committee is appointed by the Board to (a) oversee and monitor our cash, marketable securities, current assets and other financial resources and to work with management to establish policies with respect to the maintenance of minimum amounts of cash and other liquid assets; (b) exercise the Board’s authority with respect to the review and approval of our credit facilities and other material debt obligations, the repurchase and retirement of our outstanding convertible notes, and our commercial banking, investment banking and other significant financial service relationships, in each case subject to the limitations and requirements of applicable law and our governance documents; and (c) take such other actions as the Board may otherwise delegate to the Committee from time to time. The current members of the Finance Committee are Messrs. Gardner (Chairman), van der Kaay, and Wilkinson, none of whom is an employee of RFMD and each of whom is independent under existing Nasdaq listing standards.

Strategic Development Committee

The Strategic Development Committee operates under a written charter adopted in July 2009, and most recently amended in November 2010. The Strategic Development Committee is appointed by the Board to (a) assist the Board in fulfilling its responsibilities for overseeing and facilitating the development, implementation and monitoring of our business strategies and plans; and (b) exercise the Board’s authority with respect to the review, evaluation and approval of certain strategic transactions, subject to the limitations and requirements of applicable law and our governance documents. The current members of the Strategic Development Committee are Messrs. Harding, Jabbar (Chairman), and Bruggeworth. Messrs. Harding and Jabbar are not employees of RFMD and are each independent under existing Nasdaq listing standards.

Meeting Attendance

Under our Corporate Governance Guidelines, all directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. All incumbent directors attended at least 75% of the aggregate of the Board meetings and assigned committee meetings held during the fiscal year ended April 2, 2011. During fiscal 2011, the Board held five in-person meetings and two telephonic meetings. The Compensation Committee held five in-person meetings and five telephonic meetings, the Audit Committee held five in-person meetings and two telephonic meetings, the Governance and Nominating Committee held four in-person meetings, the Strategic Development Committee held two in-person meetings and one telephonic meeting and the Finance Committee held four in-person meetings and two telephonic meetings. Seven of our eight directors in office at the time of the 2010 annual meeting of shareholders attended the annual meeting.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, independent directors are expected to meet in executive session at all regularly scheduled meetings of the Board with no members of management present. The Chairman of the Governance and Nominating Committee or the Chairman of the Board presides at each executive session, unless the independent directors determine otherwise. During fiscal 2011, Mr. Wilkinson presided as Chairman of the Board at the executive sessions. During fiscal 2011, the independent directors met in executive session at each of the five regularly scheduled Board meetings.

Procedures for Director Nominations

In accordance with our Corporate Governance Guidelines, members of the Board are expected to collectively possess a broad and diverse range of skills, industry and other knowledge and expertise, as well as business and other experience useful for the effective oversight of our business. The Governance and Nominating Committee is responsible for identifying, screening and recommending to the Board qualified candidates for membership. All candidates must meet the minimum qualifications and other criteria established from time to time by the Board, and potential nominees will also be evaluated based on the other criteria identified in the Corporate Governance Guidelines. These minimum qualifications include, but are not limited to:

•	Substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of RFMD; and

•	Lack of any conflict of interest that would violate any applicable law or regulation or any other relationship that, in the opinion of the Board, would interfere with the exercise of the individual’s judgment as a member of the Board or of a Board committee.

We also consider the following criteria, among others, in our selection of directors:

•	Economic, technical, scientific, academic, financial and other expertise, skills, knowledge and achievements useful to the oversight of our business;

•	Integrity, demonstrated sound business judgment and high moral and ethical character;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant professional experience;

•	Capacity and desire to represent the balanced, best interests of RFMD and its shareholders as a whole and not primarily a special interest group or constituency;

•	Ability and willingness to devote time to the affairs and success of RFMD and to fulfill the responsibilities of a director; and

•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of RFMD.

The Governance and Nominating Committee is authorized to develop additional policies regarding Board size, composition and member qualification.

The Governance and Nominating Committee evaluates suggestions concerning possible candidates for election to the Board submitted to RFMD, including those submitted by Board members (including self-nominations), shareholders and third parties. All candidates, including those submitted by shareholders, will be similarly evaluated by the Governance and Nominating Committee using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Governance and Nominating Committee will determine whether such candidates meet the minimum qualifications for director nominees established in the Corporate Governance Guidelines and under applicable laws, rules or regulations. The Board, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for selecting the nominees for director and for appointing directors to fill vacancies.

The Governance and Nominating Committee has authority to retain and approve the compensation of search firms to be used to identify director candidates.

As noted above, the Governance and Nominating Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with applicable SEC requirements, our bylaws and Corporate Governance Guidelines and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to RFMD for consideration, a shareholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: (a) full name and address; (b) age; (c) principal occupation during the past five years; (d) current directorships on publicly held companies and registered investment companies; and (e) number of shares of RFMD common stock owned, if any. In addition, under our bylaws, as amended and restated through November 8, 2007, a shareholder’s notice regarding a proposed nominee must include: (a) the name and address of the shareholder and the beneficial owner, if any, on whose behalf the nomination is made; (b) the number of shares of common stock owned by the shareholder and beneficial owner; (c) a description of the shareholder’s proposal; (d) any material direct or indirect interest that the shareholder or the beneficial owner may have in the nomination; (e) a representation that the shareholder is a holder of record of RFMD common stock and intends to appear in person or by proxy to present the nominee; (f) the nominee’s consent to serve if elected; and (g) such additional information concerning the nominee as is deemed sufficient by the Board, or a properly authorized Board committee, to determine whether the nominee meets all minimum qualification standards or other criteria as may have been established by the Board or such properly authorized Board committee, or pursuant to applicable law, rule or regulation, for service as a director. Certain specific notice deadlines also apply with respect to submitting director nominees.

No candidates for director nominations were submitted to the Governance and Nominating Committee by any shareholder in connection with the annual meeting. Any shareholder desiring to present a nomination for consideration by the Governance and Nominating Committee prior to the 2012 annual meeting must do so in accordance with our bylaws and policies. See “Proposals for 2012 Annual Meeting,” below.

Shareholder Communications with Directors

Any shareholder desiring to contact the Board, or any specific director(s), may send written communications to: Board of Directors (Attention: (Name(s) of director(s), as applicable)), c/o RFMD’s Secretary, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. Any proper communication so received will be processed by the Secretary. If it is unclear from the communication received whether it was intended or appropriate for the Board, the Secretary will (subject to any applicable regulatory requirements) use his judgment to determine whether such communication should be conveyed to the Board or, as appropriate, to the member(s) of the Board named in the communication.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm and any non-audit service provided by any other accounting firm if the cost of the service is reasonably expected to exceed $100,000. The Audit Committee has established a pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent registered public accounting firm. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $25,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The pre-approval fee levels for all services to be provided by the independent registered public accounting firm are reviewed annually by the Audit Committee.

Procedures for Reporting Complaints about Accounting and Auditing Matters

The Audit Committee has adopted procedures for receiving and handling complaints from employees and third parties regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees of complaints or concerns regarding questionable accounting or auditing matters. Employees or third parties may report their concerns by mail to the attention of RFMD’s Compliance Officer, 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 or by e-mail at complianceofficer@rfmd.com. If the Compliance Officer is the subject of the concern or the employee or third party otherwise believes that the Compliance Officer has not given or will not give proper attention to his or her concerns, the employee or third party may report his or her concerns directly to the Chairman of the Audit Committee. An employee or third party also may forward concerns on a confidential and/or anonymous basis to the Audit Committee by calling RFMD’s toll-free Ethics and Compliance hotline at (888) 301-8647, which is operated by a third-party agency to ensure confidentiality, or by delivering a written statement setting forth his or her concerns in a sealed envelope addressed to the Chairman of the Audit Committee labeled “Confidential: To be opened by the Chairman of the Audit Committee only.”

Upon receipt of a complaint relating to the matters set forth above, the Compliance Officer (or Audit Committee Chairman, as the case may be) will promptly notify the Audit Committee. The Audit Committee will oversee the review of any such complaint and will maintain the confidentiality of an employee or third-party complaint to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Compliance Officer and the Chairman of the Audit Committee will maintain a log of all complaints received by them, tracking their receipt, investigation and resolution, and will prepare a periodic report summarizing the complaints for submission by the Audit Committee to the Board. The Compliance Officer and the Chairman of the Audit Committee will maintain copies of complaints and the complaint log for a reasonable time but in no event for less than five years.

The Procedures for Reporting Complaints about Accounting and Auditing Matters are available in the “Investors” section of our website under the heading “Corporate Governance” at http://www.rfmd.com or may be obtained by contacting our Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. DiLeo, Harding (Chairman) and Wilkinson. None of the current members of the Compensation Committee has ever served as an officer or employee of RFMD or had any relationship during fiscal 2011 that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No interlocking relationships exist between our current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of RFMD’s common stock as of June 3, 2011 unless otherwise indicated by (a) each person known by RFMD to own beneficially more than five percent of the outstanding shares of our common stock, (b) each director and nominee for director, (c) the Named Executive Officers, and (d) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of June 3, 2011, and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of June 3, 2011, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of all listed shareholders is c/o RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)	Percent of Class
BlackRock, Inc. and affiliates (2)	23,359,256	8.50%
Frontier Capital Management Co., LLC (3)	18,689,158	6.80%
The Vanguard Group, Inc. (4)	13,796,376	5.01%
Robert A. Bruggeworth (5)	1,997,912	*
Robert M. Van Buskirk	1,304,386	*
Steven E. Creviston (6)	1,173,382	*
Jerry D. Neal (7)	1,120,522	*
William A. Priddy, Jr. (8)	902,861	*
Walter H. Wilkinson, Jr. (9)	442,592	*
Erik H. van der Kaay (10)	332,800	*
Daniel A. DiLeo (11)	204,800	*
Casimir S. Skrzypczak (12)	140,952	*
John R. Harding (13)	108,450	*
Jeffery R. Gardner (14)	93,700	*
Masood A. Jabbar (15)	117,800	*
Directors and executive officers as a group (15 persons) (16)	8,494,980	2.82%

*	Indicates less than one percent

(1)	As noted above, shares of common stock subject to options exercisable within 60 days of June 3, 2011 and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of June 3, 2011, are included.

(2)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 8, 2011 by BlackRock, Inc. (“BlackRock”) reporting the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 23,359,256 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, RFMD common stock. No one person’s interest in such RFMD common stock is more than 5% of the total outstanding common shares. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)	Based upon information set forth in a Form 13F filed with the SEC on May 6, 2011 by Frontier Capital Management Co., LLC (“Frontier Capital”). Based solely on a review of the Form 13F, Frontier Capital has sole power to dispose or to direct the disposition of 18,689,158 shares, sole power to vote or direct the vote of 12,227,168 shares and no power to vote or direct the vote of 6,461,990 shares. The address of Frontier Capital is 99 Summer Street, 19th Floor, Boston, MA 02110.

(4)	Based upon information set forth in a Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. (“Vanguard”) reporting the sole power to vote or direct the vote and shared power to dispose or direct the disposition of 352,676 shares, and sole power to dispose or direct the disposition of 13,443,700 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 352,676 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Includes 1,371,037 shares of common stock issuable upon exercise of stock options.

(6)	Includes 707,735 shares of common stock issuable upon exercise of stock options.

(7)	Includes 741,736 shares of common stock issuable upon exercise of stock options.

(8)	Includes 511,985 shares of common stock issuable upon exercise of stock options.

(9)	Includes 223,700 shares of common stock issuable upon exercise of stock options.

(10)	Includes 213,100 shares of common stock issuable upon exercise of stock options. Also includes 48,000 shares of common stock held by The van der Kaay Trust, as to which Mr. van der Kaay and his spouse, as co-trustees, jointly share voting and dispositive power.

(11)	Includes 183,100 shares of common stock issuable upon exercise of stock options.

(12)	Includes 103,545 shares of common stock issuable upon exercise of stock options.

(13)	Includes 108,450 shares of common stock issuable upon exercise of stock options.

(14)	Includes 65,000 shares of common stock issuable upon exercise of stock options.

(15)	Includes 117,800 shares of common stock issuable upon exercise of stock options.

(16)	Includes 4,533,521 shares of common stock issuable upon exercise of stock options.

EXECUTIVE OFFICERS

RFMD’s current executive officers are as follows:

Name	Age	Title
Robert A. Bruggeworth	50	President and Chief Executive Officer
Barry D. Church	49	Vice President, Corporate Controller and Principal Accounting Officer
Steven E. Creviston	47	Corporate Vice President and President of Cellular Products Group
Jerry D. Neal	66	Executive Vice President of Marketing and Strategic Development
William A. Priddy, Jr.	50	Chief Financial Officer, Corporate Vice President of Administration and Secretary
Suzanne B. Rudy	56	Vice President, Corporate Treasurer, Compliance Officer and Assistant Secretary
James D. Stilson	64	Corporate Vice President of Operations
Robert M. Van Buskirk	62	Corporate Vice President and President of Multi-Market Products Group

Certain information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Bruggeworth is included in the director profiles set forth above.

Barry D. Church has served as Vice President, Corporate Controller and Principal Accounting Officer since September 2001. He began his employment with us in March 1998. From March 1998 until August 1998, Mr. Church was Manager of Financial Planning and from September 1998 until September 2001 he was Controller. In addition to his tenure at RFMD, Mr. Church has 13 years’ experience in various financial positions at Sara Lee Corporation and AT&T, Inc.

Steven E. Creviston has served as Corporate Vice President and President of Cellular Products Group, or CPG, since August 2007. From May 2002 to August 2007 he served as a Corporate Vice President of CPG, which was known as Wireless Products until April 2004. He began his employment with RFMD in December 1994 as Strategic Account Manager. From May 1997 to May 1999, Mr. Creviston was Director of Account Management, from June 1999 to April 2001 he was Product Line Director, and from May 2001 to May 2002 he was Divisional Vice President.

Jerry D. Neal, a founder of RFMD, became Executive Vice President of Marketing and Strategic Development in January 2002. He served as Vice President of Marketing from May 1991 to January 2000 and was Executive Vice President of Sales, Marketing and Strategic Development from January 2000 to January 2002. Prior to joining RFMD, Mr. Neal was employed for ten years with Analog Devices, Inc. as Marketing Engineer, Marketing Manager and Business Development Manager. Mr. Neal served as a director of RFMD from February 1992 to July 1993.

William A. Priddy, Jr. became Chief Financial Officer and Corporate Vice President of Administration in July 1997 and Secretary in July 2003. He was Controller from December 1991 to December 1993, Treasurer and Controller from December 1993 to September 1998, and Vice President of Finance from December 1994 to July 1997. Prior to joining RFMD, Mr. Priddy was employed for five years with Analog Devices, Inc. in various positions in finance and marketing.

Suzanne B. Rudy became Vice President and Corporate Treasurer in November 2002 and Compliance Officer and Assistant Secretary in January 2004. She was Corporate Treasurer from May 1999 until November 2002. Prior to joining RFMD, Ms. Rudy was employed for eight years at Precision Fabrics Group Inc. as Controller and for six years at BDO Seidman, LLP, most recently as a Tax Manager.

James D. Stilson joined RFMD in January 2004 as the Corporate Vice President of Operations. From July 1999 to January 2004, Mr. Stilson was the President of ASE Korea, Inc., a semiconductor assembly and test solution provider. From November 1997 to July 1999, he was the General Manager of Motorola Korea Ltd., which was purchased by the ASE Group to form ASE Korea, Inc. From April 1995 to November 1997, he was the Assistant General Manager of Motorola Korea Ltd.

Robert M. Van Buskirk joined RFMD in November 2007 as Corporate Vice President and President of MPG. From May 1999 to November 2007, Mr. Van Buskirk served as the Chief Executive Officer of Sirenza Microdevices, Inc., which was acquired by RFMD in November 2007. He also served as President and a director of Sirenza from November 2002 until November 2007. Before joining Sirenza, from August 1998 to May 1999, Mr. Van Buskirk was the Executive Vice President of Business Development and Operations at Multilink Technology Corporation, a company specializing in the design, development and marketing of high bit-rate electronic products for advanced fiber optic transmission systems. Prior to his position at Multilink, Mr. Van Buskirk held various management positions at TRW (now Northrop Grumman), a semiconductor wafer manufacturer, including Executive Director of the TRW GaAs telecommunications products business from 1993 to August 1998.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

It is RFMD’s policy to ensure that the total compensation of each of our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers, to whom we refer to collectively as the Named Executive Officers, reflects individual performance and rewards strong operating performance in the near term and completion of key initiatives that drive profitability and shareholder value in the longer term. Cash compensation consists of base salary and cash bonuses, and accounts for approximately 40% of each Named Executive Officer’s total compensation. Cash bonuses are based on corporate performance relative to financial goals that are established by the Compensation Committee on a semi-annual basis. Equity-based compensation is also set by the Compensation Committee and consists of service-based restricted stock units and performance-based restricted stock units and accounts for approximately 60% of each Named Executive Officer’s total compensation. While service-based restricted stock units provide important medium-term and long-term incentives for our Named Executive Officers, performance-based restricted stock units provide both short-term incentives to complete specified annual business goals that we believe drive longer term shareholder value and longer-term incentives since, once earned, they vest over time.

Three years ago we undertook a major strategic restructuring of RFMD to focus our business on more profitable RF components and compound semiconductor technologies, diversify our product and customer base and achieve operational excellence from a business model perspective. We believe we have achieved or substantially achieved each of these goals and have positioned RFMD to benefit from this strategy in future periods, all while maintaining the short-term and long-term financial interests of our shareholders. Our executive compensation program has played a critical part in this transformation by incentivizing our senior management to focus their efforts on performance tied to the accomplishment of these strategic goals. Some of the key metrics that demonstrate this success are:

•	Revenues increased 7.5% to $1,051.8 million in fiscal 2011 from $978.4 million in fiscal 2010.

•	Operating income for fiscal 2011 was $139.5 million, which represents an increase of 31.1% over fiscal 2010.

•	Net income for fiscal 2011 was $124.6 million, which represents a 75% increase over fiscal 2010.

•	Diluted earnings per share was $0.44 for fiscal 2011 compared to $0.25 in fiscal 2010, which represents a year-over-year increase of 81%.

•	We generated $213.4 million in cash from operations in fiscal 2011.

•	Our balance sheet was substantially strengthened due to our decision to repurchase and retire $146 million principal amount of our long-term debt, resulting in a positive net cash position (unrestricted cash, cash equivalents and short-term investments minus the principal amount of RFMD’s convertible subordinated notes due 2012 and 2014) at the end of fiscal 2011.

•	We released over 300 new products in fiscal 2011, focusing on higher-margin products with growth opportunities across a broad set of customers and end-markets.

•	During fiscal 2011, sales in our Multi-Market Product Group, which we refer to as MPG, increased by more than 30% and sales in our Cellular Product Group, which we refer to as CPG, excluding our largest customer, increased by more than 50% over fiscal 2010.

As a result of this strong performance in fiscal 2011, the Named Executive Officers received cash bonuses at 98.65% of target and were awarded performance-based restricted stock at 125% of the targeted number of units, reflecting the achievement of five out of six specified performance goals as discussed in more detail below. In addition, we slightly increased base salaries for our Named Executive Officers by an average of 2.3% following no increases in fiscal 2010, and awarded service-based restricted stock units in amounts consistent with our historical practices.

We believe our compensation program provides a balanced and stable foundation for achieving our intended objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps to achieve not only our short-term and long-term goals, but also aligns the interests of our management team with those of RFMD and our shareholders.

As discussed below under “Other Compensation Policies,” we utilize comparative industry data to establish each Named Executive Officer’s base salary and equity-based compensation award opportunities, attempt to ensure that all compensation components are tax deductible to RFMD, maintain appropriate policies to prevent inappropriate backdating, spring-loading or repricing of options or stock awards, and do not provide “perquisites” to our executive officers.

Compensation Program

Compensation Program Objectives and Philosophy
The objectives of RFMD’s compensation program are to enhance our ability to recruit and retain qualified management, motivate executives and other employees to achieve established performance goals and ensure an element of congruity between the financial interests of the executive management team and our shareholders.

We believe the competition in our industry for qualified executives, including our Named Executive Officers, is extremely strong. To attract and retain highly qualified employees, we must maintain an overall compensation package that is competitive with those offered by our peer group companies and other competitors within our industry.

We do not establish subjective or objective goals or performance criteria based on individual performance for each Named Executive Officer or other members of management, although we do evaluate individual performance when making compensation decisions. Rather, we believe strongly that focusing on the management team as a group, including the Named Executive Officers, results in greater long-term success, and we currently condition all cash incentive and performance-based equity awards on the achievement of corporate financial and operational goals established by the Compensation Committee.

We believe that substantial equity ownership provides important medium- and long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of RFMD and our shareholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of our Named Executive Officers.

Compensation Program Design
Our compensation program is designed to attract, retain and motivate employees and to reward them for achievements that we believe will bring RFMD success and likewise reward shareholders as a result of our success. This program is designed to be competitive with those of the companies in our industry with which we must vie for talent.

Our qualified defined contribution 401(k) plan is the only retirement plan available to our employees in the United States. To complement our 401(k) plan, we typically make significant annual service-based and performance-based equity awards to our Named Executive Officers that have extended vesting periods. The purpose of these awards, which are discussed in more detail below, is to serve as both a retention and incentive mechanism in order to create value for both the award recipient and our shareholders. Each Named Executive Officer has a substantial portion of his potential financial net worth at risk because it is equity-based, and thus its value is dependent on and determined by our future performance.

Shortly after the end of each of fiscal 2010 and fiscal 2011, the Compensation Committee considered the following factors in establishing the compensation of our Named Executive Officers for the subsequent fiscal year:

•	RFMD’s overall operating performance during the fiscal year and the achievements of the Named Executive Officers with respect to: (a) progress that each business unit made in achieving its long-term strategic goals; (b) new products in development, scheduled for introduction or recently introduced; (c) generation of significant free cash flow; (d) our performance in relation to our industry competitors; (e) productivity improvement; and (f) profitability.

•	Individual performance appraisals of our Named Executive Officers and their contributions toward our performance goals and other objectives as established by the Board and the Committee, including assessments of each Named Executive Officer’s: (a) vision and strategy with respect to his individual business responsibilities; (b) work ethic and ability to motivate and influence others; (c) self-development and development of subordinates; and (d) execution of assigned tasks.

•	The compensation packages for executives who have similar positions and levels of responsibility at other publicly held U.S. manufacturers of radio frequency components and other relevant products in related appropriate markets.

Compensation Decision-Making Processes

The Compensation Committee
The Compensation Committee is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers), to make recommendations to the Board regarding compensation of our non-employee directors and to administer our stock-based and incentive compensation plans. See “Corporate Governance – Committees and Meetings – Compensation Committee,” above. The Committee typically meets in separate session in connection with regularly-scheduled meetings of the Board. In addition, the Committee sometimes schedules special meetings or non-meeting “work sessions,” either by telephone or in person, as necessary in order to fulfill its duties. Meeting agendas are established by the Chairman after consultation with the Vice President of Human Resources, other members of the Committee and, if appropriate, Mr. Bruggeworth, our Chief Executive Officer.

The current members of the Committee are Mr. DiLeo, Mr. Wilkinson and Mr. Harding, who serves as Chairman of the Committee. Each of these Committee members served on the Committee for all of fiscal 2011.

Role of the Compensation Consultant
During fiscal 2011, the Committee again retained the independent compensation consulting firm DolmatConnell & Partners, Inc., which we refer to as DC&P, to assist it with executive and non-employee director compensation matters. We selected DC&P based primarily on its principals’ depth of experience in the technology industry and its prior performance as a consultant to the Committee. During fiscal 2011, DC&P worked with the Committee to help ensure that our compensation practices were appropriate for our industry and also updated our peer group and provided an analysis of director compensation, in each case for the Committee’s use in setting fiscal 2012 compensation. DC&P’s recommendations to the Committee were generally in the form of suggested ranges for compensation or descriptions of policies that DC&P currently considers “best practices” in our industry.

During fiscal 2011, DC&P only worked for the Committee and performed no additional services for RFMD or any of the Named Executive Officers. The Committee Chairman approved all work performed by DC&P and received and approved copies of all invoices for services submitted by DC&P. During fiscal 2011, neither the Committee nor our management used the services of any other compensation consultant.

Role of Executives in Establishing Compensation
During fiscal 2011, and as is typical at RFMD, there was a continuing dialogue among our Chief Executive Officer, other members of management (particularly the Vice President of Human Resources), DC&P, and Committee members regarding compensation considerations. Each of these parties was and continues to be encouraged to propose ideas or issues for the Committee to consider and evaluate with respect to our compensation structure and philosophy.

The Committee establishes the annual base salary, bonus opportunities and equity incentive awards for our Chief Executive Officer, Mr. Bruggeworth. Mr. Bruggeworth typically recommends to the Committee the annual base salary, bonus opportunities and equity award opportunities (if any) for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval.

To assist the Committee in overseeing compensation practices, the Committee periodically requests that Human Resources, Finance and Treasury Department personnel gather and present information on compensation-related topics. Certain members of the executive management team or other employees therefore attended portions of some Committee meetings during fiscal 2011 in order to fulfill these requests. Our Vice President of Human Resources attends most of the Committee’s meetings and typically serves as secretary of the meeting, but does not participate in executive sessions or any portion of any meeting where his own compensation is being discussed. Our Chief Executive Officer attended the majority of the Committee’s meetings during fiscal 2011, but did not participate in any portion of any meeting where his own compensation was being determined. In addition, when deemed appropriate, the Committee held all or a portion of certain meetings during fiscal 2011 in executive session with only Committee members present.

Use of Industry Comparative Data
We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. Determining the relevant companies to use for such comparative purposes is not a simple task. With the help of DC&P and our Human Resources Department, the Committee has developed a peer group of companies that it reviews at least annually and, if appropriate, adjusts periodically. The companies included in this peer group generally have revenues ranging from one-half to two times our annual revenue and are in the semiconductor, wireless components or sub-systems businesses. The peer group is comprised such that the median revenue size of the peer group is at or close to our projected annual revenue. The peer group used in fiscal 2011 consisted of the following 19 companies:

Altera Corporation	Intersil Corporation	National Semiconductor Corporation
Atheros Communications, Inc.	Linear Technology Corporation	ON Semiconductor Corporation
Avago Technologies Limited	LSI Corporation	PMC-Sierra, Inc.
Cypress Semiconductor Corporation	Maxim Integrated Products, Inc.	Skyworks Solutions, Inc.
Fairchild Semiconductor International, Inc.	MEMC Electronic Materials, Inc.	TriQuint Semiconductor, Inc.
Integrated Device Technology, Inc.	Microchip Technology Incorporated	Xilinx, Inc.
International Rectifier Corporation

The Committee modified RFMD’s peer group with assistance from DC&P during fiscal 2010 for purposes of setting compensation for fiscal 2011 due to the fact that some of the members in the 2010 peer group no longer satisfied our peer group revenue requirements.

In addition to peer group data, the Committee also uses proprietary broader-based semiconductor industry and technology sector compensation data compiled and furnished by DC&P. In general, this comparative data is used by the Committee to test, verify and gauge the suitability of the peer group data as a comparative tool.

Other Compensation Policies
With the assistance of the Committee, DC&P and the executive management team, we have developed a number of policies and practices that we relied upon during fiscal 2010 and fiscal 2011 and expect to continue to rely upon during fiscal 2012:

•	We generally have used comparative competitive data to establish base salaries for each Named Executive Officer at approximately the 50th percentile of the peer group and have provided cash performance incentives that, if earned at target, enabled the Named Executive Officer group to be eligible to earn total annual cash compensation at a level between the 50th and 75th percentile of the peer group. Within these industry comparable ranges, we specifically consider each Named Executive Officer’s performance and level of responsibility in comparison to the other Named Executive Officers when establishing base salaries and make adjustments we deem appropriate from the industry comparable position to ensure internal consistency in executive compensation. As discussed in more detail below under “Annual Cash Incentive Opportunities,” our bonus target was a percentage of the Named Executive Officer’s base salary that he was eligible to earn under the objective bonus criteria discussed below. The bonus program is structured so that the higher the level of the respective Named Executive Officer’s responsibility at RFMD, the greater his percentage of potential total performance-based cash compensation. For fiscal 2011, the performance-based cash compensation target was 100% of base salary for Mr. Bruggeworth and 75% for each of our other Named Executive Officers. This reflects the Committee’s view that Mr. Bruggeworth, as our CEO, bears overall management responsibility for RFMD, while our other Named Executive Officers have more narrow responsibilities tied to a particular business unit or function. The Committee has established the same target percentages for fiscal 2012 performance-based cash compensation because it believes these targets are reasonable and generally consistent with industry and peer group practices.

•	We have attempted to ensure that a substantial amount of each Named Executive Officer’s total compensation (base salary, cash bonus and equity awards) was performance-based, linked to our operating performance, and designed so that in the long-term, its value was derived from the market price of our common stock. While each individual compensation component, as well as the allocation of the cash components between base salary and the performance-based bonus opportunity, has been set based on peer group comparables, based on recommendations of DC&P as to best practices in our industry, we have established a policy that approximately 60% of the value of each Named Executive Officer’s potential equity awards will be linked to the successful achievement of certain pre-

established, objective RFMD performance goals. See “Performance-Based Restricted Stock Units” below for more information.

•	We established an aggregate level of restricted stock unit awards that was within the peer group run rate for such awards and that did not produce a level of stock plan overhang that was greater than that of the peer group.

•	Under the 2003 Plan, no participant may be granted awards in any 12-month period for more than 800,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the grant date of the award). We take this limitation into account in setting equity awards when it is applicable, which was not the case in fiscal 2011.

•	We attempted to ensure that cash and equity components of total compensation were tax deductible, to the maximum extent possible, by the use of shareholder-approved plans that are intended to comply with Section 162(m) of the Code.

•	We prohibit the backdating or spring-loading of equity awards. To further that goal, we generally grant service-based restricted stock units once a year to existing employees on or around the annual shareholder meeting date, and performance-based restricted stock unit opportunities generally are established shortly after the beginning of the fiscal year within the time constraints required under Section 162(m) of the Code.

•	We prohibit the repricing of previously granted option or stock awards without shareholder approval.

•	We do not provide “perquisites” to our executive officers.

The Committee also has additional responsibilities with respect to our compensation practices, which are set forth in its charter and described in more detail under “Corporate Governance – Committees and Meetings – Compensation Committee,” above.

Elements of Compensation

Compensation arrangements for our Named Executive Officers under our fiscal 2011 compensation program consisted of four components: (a) a base salary; (b) a formula-based, shareholder-approved cash bonus program intended to be compliant with Code Section 162(m) to the extent practicable; (c) the grant of equity incentives in the form of performance-based and service-based restricted stock units; and (d) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan and our Employee Stock Purchase Plan, or ESPP. We believe our overall and individual grant practices are well within comparable industry levels and contain sufficient performance-based elements. Accordingly, with respect to equity awards for fiscal 2012, we expect to follow grant practices similar to those used in fiscal 2011, although we reserve the right to modify such grant practices if we think it is in our best interest to do so.

Base Salaries
The Committee reviews and establishes individual salaries for the Named Executive Officers annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, labor market conditions, peer group data and our overall annual budget guidelines for merit and performance increases. Historically, the Committee’s objective has been to deliver base compensation levels for each Named Executive Officer at or near the median level for the comparable position of the peer group. After taking these factors into account, the Committee approved an average base salary increase of 2.3% for the Named Executive Officers for fiscal 2011. Base salaries for the Named Executive Officers had not been increased since March 30, 2008.

Cash Incentive Opportunities
A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be at risk and linked to our operating performance.

For fiscal 2011, the cash bonus award opportunities were based on two separate six-month performance periods. For the first six-month period the metrics used to measure performance were “free cash flow” (net cash provided by operating activities minus property and equipment expenditures), MPG sales growth and CPG core business (which as noted above excludes transceiver sales and royalty income) sales growth. During this performance period, free cash flow performance constituted 75% of the total bonus opportunity and MPG sales growth and CPG core business sales growth, although assessed separately, together constituted 25% of the total bonus opportunity. Each Named Executive Officer had the opportunity to earn a cash bonus award in an amount between 70% and 200% of one-half of his annual fiscal 2011 target bonus percentage during each period, depending on our level of free cash flow and MPG sales growth and CPG core business sales growth during the relevant period. The Committee decided to continue to use free cash flow (which had been used in the prior fiscal year) as a performance metric for fiscal 2011 because this metric has proven to be a valuable tool for assessing RFMD’s performance, is easily understood by our employees and is viewed as an effective incentive to encourage continued generation of cash by RFMD for the purpose of retiring debt scheduled to mature in less than one year. A sales growth component was added for two reasons. First, the Committee believes that long-term value cannot be effectively generated unless RFMD continues to grow. Second, the Committee wants to encourage management to demonstrate our ability to grow RFMD’s revenue each year while also generating cash. As noted above, the fiscal 2011 target bonus percentage for each of our Named Executive Officers, which was established by the Committee as a percentage of each Executive Officer’s fiscal 2011 annual base salary, was 100% for Mr. Bruggeworth and 75% for each of the other Named Executive Officers. The following table sets forth the target bonus level for and the calculation of the cash bonus paid to each Named Executive Officer for the first six-month period:

First Half of Fiscal 2011 Annual Cash Bonus Award Components and Results

	Performance Range & Payout Percentage
	Threshold	Target	Maximum	Achieved	Percent		Payout
Performance Metric	70%	100%	200%	Results	Achieved	Weighting	Factor

Free Cash Flow	$80M	$95M	$125M	$102M	124%	75%	92.9%
MPG Sales Growth	26%	32%	38%	37%	172%	12.5%	21.5%
CPG Core Business Sales Growth	1%	9%	17%	17%	200%	12.5%	25.0%

Total							139.4%

For the second six-month period, free cash flow performance constituted 50% of the total bonus opportunity and MPG sales growth and CPG core business sales growth each constituted 25% of the total bonus opportunity. The Committee changed the weighting of the performance metrics to emphasize product diversification in the second half of the fiscal year. The following table sets forth the calculation of the cash bonus paid to each Named Executive Officer for the second six-month period:

Second Half of Fiscal 2011 Annual Cash Bonus Award Components and Results

	Performance Range & Payout Percentage
	Threshold	Target	Maximum	Achieved	Percent		Payout
Performance Metric	70%	100%	200%	Results	Achieved	Weighting	Factor

Free Cash Flow	$85M	$99M	$125M	$86M	71%	50%	35.6%
MPG Sales Growth	28%	31%	49%	30%	89%	25%	22.3%
CPG Core Business Sales Growth	4%	10%	19%	0%	0%	25%	0%

Total							57.9%

Cash bonuses for our Named Executive Officers, as well as for all of our other employees, are awarded pursuant to our Cash Bonus Plan and were capped by the Committee for fiscal 2011 at two times each employee’s respective bonus target, subject to the fiscal year award limitation of $5,000,000 per participant applicable under the Cash Bonus Plan. No minimum bonus is guaranteed. For fiscal year 2011, our compensation program was structured to provide our Named Executive Officers with the opportunity to earn, through a combination of base salary and target bonus awards, total cash compensation between the 50th and 75th percentile level of the peer group comparable positions.

For fiscal 2012, the Committee has again determined to measure cash bonus award opportunities based on two separate six-month performance periods. For the first six-month performance period the Committee again used the metrics free cash flow, MPG sales growth and CPG core business sales growth, and added gross margin as a fourth metric. Each metric will constitute 25% of the total bonus opportunity. The Committee added gross margin as a metric because with our post-restructuring focus on diversification, the Committee believes that it is important to pursue new development with respect to products that are expected to deliver higher profit margins through continuous cost improvement and research and development. Each Named Executive Officer has the opportunity to earn a cash bonus award in an amount between 70% and 200% of one-half of his annual fiscal 2012 target bonus percentage during the first six-month period, depending on our level of free cash flow, MPG sales, CPG core business sales, and gross margin. The fiscal 2012 target bonus percentage for each of our Named Executive Officers, which was established by the Committee as a percentage of each Executive Officer’s fiscal 2012 annual base salary, was unchanged at 100% for Mr. Bruggeworth and 75% for each of the other Named Executive Officers. The Committee expects to establish the performance metrics for the second component of the cash bonus award for fiscal 2012, which is expected to be based on performance during the third and fourth quarters of fiscal 2012, during the third quarter of fiscal 2012. The amount of each component of the fiscal 2012 cash bonus awards will be pro rated for performance between thresholds.

Consistent with our industry and RFMD’s past practices and based on advice from DC&P, the Committee has again capped the fiscal 2012 potential cash bonus awards at two times each employee’s respective bonus target (subject to the fiscal year award limitation of $5,000,000 per participant applicable under the Cash Bonus Plan). In order to attempt to deduct the bonus compensation for tax purposes, the bonus program is shareholder-approved and intended to qualify under Code Section 162(m) to the extent practicable. See Proposal 4, “Reapproval of Cash Bonus Plan,” below.

The fiscal 2012 target levels of free cash flow, sales and gross margin were derived from our internal operating plans, which are not disclosed publicly for competitive reasons. These target levels constitute confidential commercial and strategic financial information, and we believe that prospective disclosure of these targets would result in competitive harm to us. The Committee believes that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be achieved all of the time. At the time the performance goals were established, the Committee also believed that performance at a level above the target level would be difficult, but not impossible, to achieve. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen. For the last five fiscal years, the Named Executive Officers have been awarded cash bonuses at the following percentages of the established target levels: fiscal 2007 (182%); fiscal 2008 (0%); fiscal 2009 (0%); fiscal 2010 (200%); and fiscal 2011 (98.7%).

Service-Based Restricted Stock Units
Executives are awarded service-based restricted stock units. We believe that these equity awards provide important medium-term and long-term incentives for our Named Executive Officers and align their interests with the interests of RFMD and our shareholders.

For fiscal 2011, we issued service-based restricted stock units to certain members of the executive management team, including our Named Executive Officers. The amount of each award was determined by the Committee in August 2010 following our annual meeting of shareholders after consideration of (a) each officer’s base salary, cash bonus award opportunities and performance-based restricted stock unit opportunities, (b) past accomplishments and performance, (c) overall responsibilities and anticipated performance required for the upcoming fiscal year, and (d) peer group comparables. Consistent with the Committee’s philosophy of encouraging performance-based compensation, service-based restricted stock generally approximates 40% of the total value of all equity awards. The restricted stock units vest over a four-year period, with 25% vesting on each anniversary of the award date. Service-based restricted stock units for senior officers provide for continued vesting post-termination unless the Committee determines otherwise. For fiscal 2011, the number of service-based shares of our common stock subject to restricted stock units earned by each Named Executive Officer, subject to the 2003 Plan equity cap discussed above, is shown below in the “2011 Grants of Plan-Based Awards Table.”

In fiscal 2012, we again expect to grant service-based restricted stock units to certain members of the executive management team, including our Named Executive Officers, following our 2011 annual meeting. We expect to continue to use the same criteria we used in fiscal 2011 in setting these awards.

Performance-Based Restricted Stock Units
For fiscal 2011, we awarded performance-based restricted stock units to certain members of the executive management team, including our Named Executive Officers. These awards are designed to ensure that approximately 60% of the value of each Named Executive Officer’s equity award was linked to milestones on projects or key initiatives that the Committee believed had a strong potential to impact longer-term shareholder value creation. The milestones were objectives that had to be met during fiscal 2011, based on multi-year, longer-term goals, to help ensure our continued performance as an industry leader. The achievement of these goals, as determined by the Committee, was team-based and applied to the executive management team as a group. There were no individually-based goals.

The fiscal 2011 milestones consisted of six objectives for achievement during the year relating to the successful development and launch of specific technologies and the achievement of certain product-based revenue and supplier objectives. The targeted amount of shares of our common stock subject to restricted stock units that could be earned by each Named Executive Officer was established by the Committee in May 2010 for each Named Executive Officer. No performance-based restricted stock units could be earned unless at least two of the objectives were attained. If only two of the objectives were attained, then only 50% of the targeted amount of restricted stock units could be earned. If three or four objectives were achieved, then 75% and 100%, respectively, of the targeted amount of restricted stock units could be earned. If five or six objectives were achieved, then each Named Executive Officer could earn 125% or 150%, respectively, of the targeted amount of restricted stock units. Upon completion of fiscal 2011, the Committee determined that five of the six objectives had been achieved. The goals achieved related to (a) release of our PowerSmarttm Power Platforms to major smart phone manufacturers; (b) release of a new silicon on insulator-based switch product; (c) successful qualification of production of a new cost-saving packaging technology; (d) ramped production of a new cost-saving packaging technology; and (e) completed RFMD-wide roll-out of software related to accelerating product development. Accordingly, each member of the executive management team was awarded 125% of his or her targeted number of performance-based restricted stock units. To further encourage executive retention and growth in shareholder value, the shares of our common stock subject to restricted stock units earned by each Named Executive Officer will vest over a three-

year period, with 50% vesting following completion of the performance period and the remaining 50% vesting in equal annual installments over each of the following two years, as long as the Named Executive Officer is still employed by us on each such vesting date. For fiscal 2011, the number of performance-based shares of our common stock subject to restricted stock units earned by each Named Executive Officer, subject to the 2003 Plan equity cap discussed above, is shown below in the “2011 Grants of Plan-Based Awards Table.”

For fiscal 2012, the Committee has established a similar performance-based restricted stock unit program. This program measures our performance against six business objectives that the Committee believes are key to our future success. The objectives relate to the successful development and launch of specific technologies and products, accomplishment of key supply chain and manufacturing improvements and expansion of business with a key channel partner. The fiscal 2012 objectives are: (a) improve certain technical performance specifications of our GaAs-based products; (b) implement next-generation packaging technologies for module products; (c) successfully complete specific enhancements to our back-end supply chain; (d) secure design wins on targeted channel partner reference designs; (e) achieve high-volume manufacturing capabilities related to our next-generation GaN technology; and (f) launch commercial production of and achieve specified financial targets for certain silicon products.

The number of shares of our common stock subject to restricted stock units to be earned by each Named Executive Officer, if any, will be determined following the end of fiscal year 2012 and will vest over a three-year period, with 50% vesting following completion of the performance period and the remaining 50% vesting in equal annual installments over each of the following two years, as long as the Named Executive Officer is still employed by us on each such vesting date. For fiscal 2012, the maximum number of performance-based shares of our common stock subject to performance-based restricted stock units that may be earned – 150% of the targeted number – by each Named Executive Officer is as follows: Mr. Bruggeworth, 365,100; Mr. Creviston, 189,750; Mr. Priddy, 159,900; Mr. Van Buskirk, 136,950; and Mr. Neal, 92,700.

Targeted levels of equity awards (including both service-based and performance-based awards) for each Named Executive Officer, as is the case with cash bonus awards, are established so that each individual has the opportunity to earn, if the maximum performance award levels are earned, a dollar value of equity awards that is between the 50th and 75th percentile level of the peer group comparable positions. As is the case with base salary and target bonus percentages, the target levels of performance-based and service-based restricted stock units for each Named Executive Officer are determined after consideration of (a) each officer’s base salary and cash bonus award opportunities; (b) past accomplishments and performance; (c) overall responsibilities and anticipated performance required for the upcoming fiscal year; and (d) peer group comparables.

We believe that the level of performance required to satisfy at least three of the objectives in any given year and reach the targeted award level should not be easily achievable. When we establish the objectives, we assign an expected degree of difficulty of achieving each objective as either “low,” “medium” or “high” and typically include at least two objectives that are rated as highly difficult to accomplish within the performance period. As for obtaining any awards greater than the target level of 100%, which would require satisfaction of five or six of the objectives, we believe that these payouts would be very difficult, but not impossible, to achieve. We recognize, however, that the likelihood of achievement of any level of award in any given year may be different, and believe that the amount of the award should be appropriate for the performance, regardless of how often it may happen. For the four fiscal years that we have granted performance-based restricted stock units based on completed objectives, we have averaged achieving five of the six goals per year. While this level of performance exceeds the expectations of the Committee, we believe it correlates with the performance attained. In addition, the Committee believes it is inherently difficult to predict whether these performance goals will be met, which is borne out by our experience that at times goals initially perceived by the Committee to have a high risk of failure are achieved, while those initially perceived to have a lower risk are not achieved. The Committee believes that one of the most important benefits to RFMD from the use of performance-based restricted stock units has been the sharp focus by all participating employees toward attaining the objectives as a team, including review on a monthly basis of the status of each objective by responsible employees.

Other Employee Benefits
Our Named Executive Officers receive the same employee benefits generally available to all of our employees, including health insurance, group life and disability insurance and eligibility to participate in our 401(k) and employee stock purchase plans. We do not maintain any deferred compensation plans.

Perquisites
Our Named Executive Officers do not receive any perquisites or personal benefits, as it has never been part of our culture to provide them. We believe that perquisites are viewed by some of our shareholders and employees as being discriminatory in nature and, as such, we have historically taken the position that these highly visible (and sometimes controversial) compensation components are not necessary to implement our current compensation philosophy and structure.

Employment Agreements
Historically, we have not entered into employment agreements with any of our Named Executive Officers because we believe that employment agreements have not been necessary in order to attract and retain talented personnel. However, due to the ever-

changing marketplace in which we vie for talent, the Committee regularly reviews the need for employment agreements for some or all of our senior management team to help ensure that we remain competitive in our industry. In that regard, during fiscal 2009, the Committee determined that it was appropriate for us to enter into an employment agreement with our Chief Executive Officer, Mr. Bruggeworth. The Committee made this decision in order to help ensure that Mr. Bruggeworth devoted more of his time on longer-term strategic initiatives that are in our best interests, including those that may not be in his personal best interests. The employment agreement is thus structured in a way that the Committee believed would foster and incentivize Mr. Bruggeworth to conduct an unbiased evaluation of all strategic alternatives that might be available to us at any given time. The terms of this agreement are described in more detail below in the section entitled “Potential Payments upon Termination or Change-in-Control.” We have not entered into an employment agreement with any of the other Named Executive Officers.

Post-Termination Compensation

We have entered into change in control agreements with each of our Named Executive Officers and certain other members of our executive management team. We entered into these agreements in order to acknowledge the respective employee’s importance to us and our shareholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes. During fiscal 2009, the Committee determined that it was appropriate for us to enter into amended and restated change in control agreements with each of our Named Executive Officers and certain members of our executive management team in order to comply with certain tax requirements imposed under Section 409A of the Code, and to reflect developing best practices and changes deemed appropriate by the Committee. Additionally, Mr. Bruggeworth’s change in control agreement was amended to conform to certain terms of the employment agreement he entered into with us earlier in fiscal 2009. The terms of these amended and restated change in control agreements are described in more detail below in the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Conclusion

We believe our compensation program provides a balanced and stable foundation for achieving our corporate objectives. During fiscal 2011, we successfully continued our product diversification efforts by launching over 300 new products and increasing sales in MPG by more than 30% and sales in CPG, excluding its largest customer, by more than 50% over fiscal 2010. We also increased total revenue by 7.5% and total operating income by 31.1% over fiscal 2010. Based on this performance and the satisfaction of the applicable performance objectives for the separate components of our cash incentive program, the Committee determined that management earned cash bonuses for performance for each component in fiscal 2011.

The objectives achieved under the performance-based restricted stock unit program during fiscal 2011 provided us with valuable new products and sales channels, a new cost-saving packaging technology and new product development software. Management, including our Named Executive Officers, was rewarded for these significant accomplishments with the grant of performance-based restricted stock units for shares of our common stock.

Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. We believe that our combination of shorter-term cash incentive awards and longer-term service-based and performance-based restricted stock units will help us achieve our long-term goals and will continue to align the interests of the executive management team, including the Named Executive Officers, with those of RFMD and our shareholders during fiscal 2012 and beyond.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that accompanies this report with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended April 2, 2011 by incorporation by reference to this proxy statement.

Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

The Compensation Committee

John R. Harding (Chairman)
Daniel A. DiLeo
Walter H. Wilkinson, Jr.

Summary Compensation Table

The following table summarizes the compensation of the Named Executive Officers for each of the fiscal years ended April 2, 2011, April 3, 2010 and March 28, 2009. The Named Executive Officers are our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers serving RFMD at April 2, 2011, as determined by their total compensation in the table below. We use a 52- or 53-week fiscal year ending on the Saturday closest to March 31 of each year. Fiscal years 2011 and 2009 were 52-week years and fiscal year 2010 was a 53-week year.

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
		(1)	(2)	(3)	(4)	Compensation
Name & Principal Position	Year	($)	($)	($)	($)	($)

Robert A. Bruggeworth,	2011	621,965	2,943,923	609,929	8,650	4,184,467
President and	2010	633,462	2,739,225	1,250,500	5,748	4,628,935
Chief Executive Officer	2009	609,139	2,736,987	0	2,832	3,348,958

William A. Priddy, Jr.,	2011	336,476	1,264,520	247,473	8,377	1,856,846
Chief Financial Officer, Corporate Vice	2010	342,695	1,032,499	507,379	3,110	1,885,683
President of Administration and Secretary	2009	329,310	1,035,170	0	4,740	1,369,220

Steven E. Creviston,	2011	382,066	1,529,555	280,920	8,787	2,201,328
Corporate Vice President and	2010	373,848	1,433,792	553,503	3,392	2,364,535
President of Cellular Products Group	2009	359,233	1,437,378	0	3,715	1,800,326

Jerry D. Neal,	2011	344,632	747,665	253,472	4,936	1,350,705
Executive Vice President of	2010	351,002	917,938	519,678	1,560	1,790,178
Marketing and Strategic Development	2009	337,483	920,175	0	0	1,257,658

Robert M. Van Buskirk,	2011	375,144	1,104,168	276,000	6,125	1,761,437
Corporate Vice President and	2010	389,423	1,032,499	576,563	2,524	2,001,009
President of Multi-Market Products Group	2009	375,000	1,035,170	0	4,304	1,414,474

(1)	The fiscal 2011 base salary is lower than the fiscal 2010 base salary due to (a) the fact that fiscal 2011 was a 52-week year and fiscal 2010 was a 53-week year, and (b) the lesser number of fiscal 2011 payroll dates. The fiscal 2010 base salary is higher than the fiscal 2009 base salary due to (a) the fact that fiscal 2010 was a 53-week year and fiscal 2009 was a 52-week year, and (b) the greater number of fiscal 2010 payroll dates.

(2)	Represents the aggregate grant date fair value of service-based and performance-based restricted stock units granted during the fiscal years shown calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer, disregarding the estimate of forfeitures related to service-based and performance-based, as applicable, vesting conditions. The aggregate grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. See “Share-Based Compensation” in Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 2, 2011 (the “10-K”) for the assumptions used to calculate grant date fair value. There can be no assurance that the ASC Topic 718 grant date fair value amounts will ever be realized. See “2011 Grants of Plan-Based Awards Table” on page 26 for information on grants awarded in fiscal year 2011.

(3)	Represents amounts paid under our Cash Bonus Plan.

(4)	Represents amounts contributed by RFMD to the accounts of the Named Executive Officers under our 401(k) plan. We suspended our contributions to the 401(k) plan effective for payroll periods ending on or after December 1, 2008, but resumed our contributions to the 401(k) plan effective for payroll periods starting on or after January 1, 2010.

2011 Grants of Plan-Based Awards Table

The following table provides information on stock options, restricted stock units and plan-based cash incentive awards granted to or earned by each of our Named Executive Officers with respect to fiscal year 2011. There can be no assurance that the amounts set forth in the “Grant Date Fair Value of Stock Awards” column will ever be realized.

								All Other
								Stock
		Estimated Possible			Estimated Possible			Awards:
		Payouts Under			Payouts Under			Number of	Grant Date
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Fair Value
		(2)			(3)			Stock or	of Stock
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	(1)	($)	($)	($)	(#)	(#)	(#)	(#) (4)	($) (5)

Robert A. Bruggeworth	N/A	0	621,965	1,243,930
	5/5/2010				136,650	273,300	409,950
	8/4/2010							235,400	1,023,990
William A. Priddy, Jr.	N/A	0	252,357	504,714
	5/5/2010				58,700	117,400	176,100
	8/4/2010							101,100	439,785
Steven E. Creviston	N/A	0	286,550	573,100
	5/5/2010				71,000	142,000	213,000
	8/4/2010							122,300	532,005
Jerry D. Neal	N/A	0	258,474	516,948
	5/5/2010				34,700	69,400	104,100
	8/4/2010							59,800	260,130
Robert M. Van Buskirk	N/A	0	281,358	562,716
	5/5/2010				51,250	102,500	153,750
	8/4/2010							88,300	384,105

(1)	All equity awards granted to the Named Executive Officers in fiscal year 2011 were made pursuant to the 2003 Plan. The grant date above is determined in accordance with ASC Topic 718.

(2)	Each of the Named Executive Officers participates in our Cash Bonus Plan. The annual cash incentive award earned by each Named Executive Officer in fiscal 2011 is shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” The annual cash incentive opportunities available under the Cash Bonus Plan are described in greater detail under “Compensation Discussion and Analysis – Elements of Compensation – Cash Incentive Opportunities.”

(3)	Represents the number of shares of performance-based restricted stock units granted under the 2003 Plan with respect to performance in fiscal 2011. Under the 2003 Plan, no participant may be granted awards in any 12-month period for more than 800,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award). These awards were awarded on May 4, 2011, after it was determined that five of the six performance objectives had been met with respect to fiscal 2011. These awards vest in three installments, with 50% vesting following completion of the performance period, and the remaining 50% vesting in equal annual installments over each of the following two years, as long as the Named Executive Officer is still an employee of RFMD on each such vesting date. The actual number of shares of our common stock subject to the performance-based restricted stock units that were awarded is as follows: Mr. Bruggeworth, 341,625 shares; Mr. Priddy, 146,750 shares; Mr. Creviston, 177,500 shares; Mr. Neal, 86,750 shares; and Mr. Van Buskirk, 128,125 shares. For a detailed discussion of the performance-based restricted stock units, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units,” above.

(4)	These service-based restricted stock units granted under the 2003 Plan vest and are payable in shares of RFMD common stock after they are earned (in whole or in part) and no longer subject to forfeiture. These service-based restricted stock units vest over a period of four years and any unvested portion of such awards is generally forfeited upon termination of employment. However, in the event of termination of employment other than for cause, these service-based restricted stock units granted in fiscal 2011 to each Named Executive Officer generally will continue to vest over a period of four years as if the Named Executive Officer had remained an employee of RFMD (unless the Compensation Committee determines otherwise).

(5)	Amounts presented represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 of our common stock awards granted during the year. The per-award grant date fair value was $4.35 for restricted stock units granted on August 4, 2010. See “Share-Based Compensation” in Note 13 of our consolidated financial statements set forth in our 10-K for the assumptions used to calculate grant date fair value. There can be no assurance that the stock award value will equal the aggregate grant date fair value upon vesting.

Employee Benefit Plans

The discussion that follows describes the material terms of our principal equity plans in which the Named Executive Officers participate. The material terms of the employment agreement entered into by RFMD and Mr. Bruggeworth in fiscal 2009 are described under “Potential Payments Upon Termination or Change-in-Control” below. The material terms of the Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan in which Mr. Van Buskirk participates are described under “Equity Compensation Plan Information – Non-Shareholder Approved Plans” below.

2003 Stock Incentive Plan. Our shareholders approved the 2003 Plan at the 2003 annual meeting of shareholders. At our 2006 annual meeting of shareholders, our shareholders: (a) amended the 2003 Plan to (1) increase the aggregate number of shares issuable under the 2003 Plan by 15,000,000, (2) increase the maximum number of shares that may be issued pursuant to the exercise of incentive stock options by 15,000,000, and (3) modify the list of performance factors that may apply to performance-based awards granted to “covered employees” (generally the chief executive officer and the three other highest compensated executive officers other than the principal executive officer or the principal financial officer) under Code Section 162(m) and related regulations; and (b) re-approved the 2003 Plan’s eligibility and participant award limitations for Code Section 162(m) purposes. At our 2010 annual meeting of shareholders, our shareholders: (a) amended the 2003 Plan to (1) increase the aggregate number of shares issuable under the 2003 Plan by 6,000,000 shares and (2) increase the maximum number of shares that may be issued pursuant to the exercise of incentive stock options by 6,000,000; and (b) reapproved the 2003 Plan’s eligibility, performance goals and participant award limitations for Code Section 162(m) purposes.

Currently, the maximum number of shares issuable under the 2003 Plan may not exceed the sum of (a) 30,250,000 shares, plus (b) any shares of common stock (1) remaining available for issuance as of the effective date of the 2003 Plan under our prior plans and (2) subject to an award granted under a prior plan, which award is forfeited, canceled, terminated, expires or lapses for any reason. Awards that may be granted under the 2003 Plan include incentive options and non-qualified options, stock appreciation rights, restricted stock awards and restricted units, and performance awards and performance units. The number of shares reserved for issuance under the 2003 Plan and the terms of awards may be adjusted upon certain events affecting our capitalization. No awards may be granted under the 2003 Plan after July 21, 2013. The 2003 Plan is administered by the Compensation Committee upon delegation from the Board. Subject to the terms of the 2003 Plan, the Compensation Committee has authority to take any action with respect to the 2003 Plan, including selection of individuals to be granted awards, the types of awards and the number of shares of common stock subject to an award, and determination of the terms, conditions, restrictions and limitations of each award.

1999 Stock Incentive Plan. The 1999 Plan provides for the issuance of a maximum of 16,000,000 shares of common stock (as adjusted to reflect stock splits) pursuant to awards granted under the plan. Awards may include incentive options and non-qualified options, stock appreciation rights and restricted stock awards and restricted units. The number of shares reserved for issuance under the plan and the terms of awards may be adjusted upon certain events affecting our capitalization. The 1999 Plan is also administered by the Compensation Committee and was replaced by the 2003 Plan.

1997 Key Employees’ Stock Option Plan. The 1997 Key Employees’ Stock Option Plan provides for the grant of incentive options and non-qualified options to purchase common stock to key employees and independent contractors providing services to RFMD. The aggregate number of shares of common stock that may be issued pursuant to options granted under the plan may not exceed 10,400,000 shares (as adjusted to reflect stock splits), subject to adjustment upon certain events affecting our capitalization. This plan is also administered by the Compensation Committee. Awards may no longer be granted under the 1997 Plan.

Employee Stock Purchase Plan.  The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423. The ESPP is intended to encourage stock ownership through means of payroll deductions. All full-time employees (including the Named Executive Officers) are eligible to participate after being employed for three months. An aggregate of 12,000,000 shares of common stock has been reserved for issuance under the ESPP, subject to certain anti-dilution adjustments. We make no cash contributions to the ESPP, but bear the expenses of its administration. At our 2010 annual meeting of shareholders, RFMD shareholders approved the amendment of the ESPP to increase the number of shares authorized for issuance under the plan from 8,000,000 to 12,000,000 shares (subject to adjustment for anti-dilution purposes).

For a discussion of the methodology with respect to the grants of service-based restricted stock units, see “Compensation Discussion and Analysis – Elements of Compensation – Service-Based Restricted Stock Units.” For a discussion of the objective performance goals and related considerations with respect to the May 2011 grants of performance-based restricted stock units, see “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Restricted Stock Units.” For a discussion of our Named Executive Officers’ base salaries and bonuses in proportion to their total compensation, see “Compensation Discussion and Analysis – Compensation Decision-Making Processes – Other Compensation Policies” and “Compensation Discussion and Analysis — Conclusion.”

Outstanding Equity Awards at Fiscal 2011 Year-End Table

The following table shows the number of shares of our common stock covered by exercisable and unexercisable options and unvested restricted stock units held by our Named Executive Officers on April 2, 2011. This table includes unvested performance-based restricted stock units that had not yet been earned as of April 2, 2011.

		Option Awards				Stock Awards
						Number of
		Number of	Number of			Shares or	Market Value
		Securities	Securities			Units of	of Shares or
		Underlying	Underlying	Option		Stock That	Units of Stock
		Unexercised	Unexercised	Exercise	Option	Have Not	That Have Not
		Options (#)	Options (#)	Price	Expiration	Vested	Vested
	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)

Robert A. Bruggeworth
	8/04/2010					235,400	1,504,206
	5/05/2010					341,625	2,182,984
	7/30/2009					247,425	1,581,046
	5/6/2009					235,050	1,501,970
	7/30/2008					164,950	1,054,031
	5/21/2008					117,525	750,985
	8/9/2007	167,037	55,680	$6.31	8/9/2017	31,697	202,544
	8/1/2006	370,000	0	$6.15	8/1/2016	10,000	63,900
	8/9/2005	370,000	0	$5.97	8/9/2015	0	0
	7/27/2004	150,000	0	$5.80	7/27/2014	0	0
	8/19/2003	150,000	0	$8.48	8/19/2013	0	0
	1/27/2003	100,000	0	$6.08	1/27/2013	0	0
	10/10/2002	108,000	0	$5.60	10/10/2012	0	0
	9/13/2002	100,000	0	$6.95	9/13/2012	0	0
	5/13/2002	64,000	0	$16.05	5/13/2012
	1/29/2002	100,000	0	$19.01	1/29/2012	0	0
	9/28/2001	100,000	0	$15.73	9/28/2011	0	0
William A. Priddy, Jr.
	8/04/2010					101,100	646,029
	5/05/2010					146,750	937,733
	7/30/2009					92,775	592,832
	5/6/2009					89,313	570,710
	7/30/2008					61,850	395,222
	5/21/2008					44,657	285,358
	8/9/2007	80,735	26,912	$6.31	8/9/2017	15,453	98,745
	8/1/2006	165,000	0	$6.15	8/1/2016	6,750	43,133
	8/9/2005	165,000	0	$5.97	8/9/2015	0	0
	7/27/2004	100,000	0	$5.80	7/27/2014	0	0
	8/19/2003	100,000	0	$8.48	8/19/2013	0	0
	10/10/2002	90,000	0	$5.60	10/10/2012	0	0
	5/13/2002	45,000	0	$16.05	5/13/2012
	9/28/2001	80,000	0	$15.73	9/28/2011	0	0
Steven E. Creviston
	8/04/2010					122,300	781,497
	5/05/2010					177,500	1,134,225
	7/30/2009					128,850	823,352
	5/6/2009					124,000	792,360
	7/30/2008					85,900	548,901
	5/21/2008					62,000	396,180
	8/9/2007	80,735	26,912	$6.31	8/9/2017	20,453	130,695
	8/1/2006	165,000	0	$6.15	8/1/2016	6,750	43,133
	8/9/2005	150,000	0	$5.97	8/9/2015	0	0
	7/27/2004	95,000	0	$5.80	7/27/2014	0	0
	8/19/2003	95,000	0	$8.48	8/19/2013	0	0
	10/10/2002	57,000	0	$5.60	10/10/2012	0	0
	9/28/2001	65,000	0	$15.73	9/28/2011	0	0

		Option Awards				Stock Awards
						Number of
		Number of	Number of			Shares or	Market Value
		Securities	Securities			Units of	of Shares or
		Underlying	Underlying	Option		Stock That	Units of Stock
		Unexercised	Unexercised	Exercise	Option	Have Not	That Have Not
		Options (#)	Options (#)	Price	Expiration	Vested	Vested
	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)

Jerry D. Neal
	8/04/2010					59,800	382,122
	5/05/2010					86,750	554,333
	7/30/2009					82,500	527,175
	5/6/2009					79,375	507,206
	7/30/2008					55,000	351,450
	5/21/2008					39,688	253,606
	8/9/2007	80,735	26,912	$6.31	8/9/2017	15,453	98,745
	8/1/2006	165,000	0	$6.15	8/1/2016	6,750	43,133
	8/9/2005	165,000	0	$5.97	8/9/2015	0	0
	7/27/2004	105,000	0	$5.80	7/27/2014	0	0
	8/19/2003	95,000	0	$8.48	8/19/2013	0	0
	10/10/2002	1	0	$5.60	10/10/2012	0	0
	5/13/2002	51,000	0	$16.05	5/13/2012
	9/28/2001	80,000	0	$15.73	9/28/2011	0	0
Robert M. Van Buskirk
	8/04/2010					88,300	564,237
	5/05/2010					128,125	818,719
	7/30/2009					92,775	592,832
	5/6/2009					89,313	570,710
	7/30/2008					61,850	395,222
	5/21/2008					44,657	285,358

(1)	The grant date above is determined in accordance with ASC Topic 718.

(2)	Options granted on or after March 27, 2001 generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment. Options granted prior to March 27, 2001 generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant, subject to continued employment. However, on March 24, 2005, the Board of Directors approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by current employees, executive officers and non-employee directors with exercise prices greater than $5.31 per share, which was the closing sales price of RFMD’s common stock on Nasdaq on March 24, 2005. In the event of termination of employment other than for cause (and unless the Compensation Committee determines otherwise), options granted after July 2003 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of RFMD and, with respect to such options, the vested portions will be exercisable for the full option term.

(3)	These options have an exercise price equal to the fair market value of the common stock at the time of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant. However, in the event of termination of employment other than for cause (and unless the Compensation Committee determines otherwise), options and service-based restricted stock units granted after July 2003 to the Named Executive Officers generally will continue to vest pursuant to the same vesting schedule as if such individual had remained an employee of RFMD and, with respect to such options, the vested portions will be exercisable for the full option term. Unearned or unvested performance-based restricted stock units are forfeited upon termination of employment.

(4)	The option price is equal to the closing price of our common stock as reported by Nasdaq on the trading date immediately preceding the grant date.

(5)	Options generally expire 10 years after grant.

(6)	Restricted stock units granted before fiscal 2009 generally vest over a period of five years and any unvested portion of such units is generally forfeited upon termination of employment. Service-based restricted stock units granted during fiscal 2009, 2010 and 2011 generally vest over a period of four years and any unvested portion of such units is generally forfeited upon termination of employment. Performance-based restricted stock units granted during fiscal 2009, 2010 and 2011 generally vest over a period of three years and any unvested portion of such units is generally forfeited upon termination of employment. In the event of termination of employment other than for cause, the service-based restricted stock units granted after July 2003 to each Named Executive Officer generally will continue to vest over a period of five years (if granted before fiscal 2009) or four years (if granted during fiscal 2009, 2010 or 2011) as if the Named Executive Officer had remained an employee of RFMD (unless the Compensation Committee determines otherwise).

(7)	Based upon $6.39, which was the closing price of RFMD’s common stock as reported by Nasdaq on April 1, 2011, the last trading day of our fiscal year, multiplied by the number of shares subject to restricted stock units that had not yet vested.

2011 Option Exercises and Stock Vested Table

The table below shows the number of shares of our common stock acquired during fiscal year 2011 by the Named Executive Officers upon the exercise of stock options and vesting of restricted stock units.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#) (1)	($) (2)
Robert A. Bruggeworth	—	—	553,372	2,747,332
William A. Priddy, Jr.	—	—	217,043	1,074,287
Steven E. Creviston	—	—	295,625	1,466,180
Jerry D. Neal	75,999	146,598	195,287	965,429
Robert M. Van Buskirk	—	—	243,437	1,317,650

(1)	Share amounts are represented on a pre-tax basis. Our stock plans permit withholding a number of shares upon vesting to satisfy the applicable withholding taxes.

(2)	Values represent the market value of our common stock on the vesting date, rounded to the nearest dollar, multiplied by the number of shares vested.

Potential Payments Upon Termination or Change-In-Control

As described above under “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Employment Agreements,” Mr. Bruggeworth is the only Named Executive Officer who has an employment agreement with RFMD. The employment agreement and the change in control agreements, as amended, between the Named Executive Officers and RFMD are discussed below under the heading “Individual Agreements.”

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the Named Executive Officers’ employment had terminated on April 2, 2011 and the price per share of our common stock on the date of termination was $6.39, which was the closing price of our common stock on April 1, 2011 (the last business day of our fiscal year). These benefits are in addition to benefits available generally to employees, such as distributions under our 401(k) plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Equity Awards

Under our equity incentive plans, the option holder generally has 90 days to exercise vested options after the date employment ends (other than for death, disability, or termination for cause). The option holder’s estate may exercise the option upon the holder’s death (excluding amounts that had not vested) for a period of 365 days. Similarly, the option holder may exercise the option upon termination due to disability (excluding unvested amounts) for a period of 365 days. If the option holder is terminated for cause, all options are canceled immediately. However, options granted to the Named Executive Officers after July 2003 generally will continue to vest pursuant to the same vesting schedule, in the event of termination of employment other than for cause, as if such individual had remained an employee of RFMD and, with respect to such options, the vested portions will be exercisable for the full option term (unless the Compensation Committee determines otherwise).

Under our equity incentive plans, unvested restricted stock units are generally forfeited upon termination. However, service-based restricted stock units granted to the Named Executive Officers after July 2003 generally will continue to vest pursuant to the same vesting schedule, in the event of termination of employment other than for cause, as if such individual had remained an employee of RFMD (unless the Compensation Committee determines otherwise). Unvested performance-based restricted stock units are forfeited upon termination.

401(k) Savings Plan

Our qualified defined contribution 401(k) plan is the only retirement plan available to U.S. employees, which includes each of our Named Executive Officers. For payroll periods beginning on or after January 1, 2010, we have matched 100% of the first 1% and 50% of the next 5% of each employee’s eligible earnings contributed to the Plan. Employees vest in our contributions over a five-year period. We suspended matching contributions to the 401(k) plan on December 1, 2008, but resumed matching contributions to the 401(k) plan on January 1, 2010.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Medical Benefits

All insurance benefits terminate effective midnight of the last day of employment. Health care continuation coverage rules, commonly referred to as COBRA, require us to provide employees enrolled in our health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death or loss of dependency status.

Individual Agreements

Employment Agreement with Mr. Bruggeworth. On November 10, 2008, we entered into an employment agreement, dated as of November 12, 2008, with Mr. Bruggeworth, our President and Chief Executive Officer. The term of the employment agreement continues until the earliest of (a) November 11, 2010 (as extended as described in the following sentence); (b) Mr. Bruggeworth’s death; (c) termination by RFMD for “Cause,” as defined in the employment agreement or otherwise upon 30 days’ notice; (d) termination by Mr. Bruggeworth for “Good Reason,” as defined in the employment agreement or otherwise on 30 days’ notice; or (e) the end of any 180-day Disability Period, as defined in the employment agreement. The employment agreement is subject to automatic daily extension of the two-year term until notice of non-extension is given in accordance with the terms of the employment agreement.

Under the employment agreement, Mr. Bruggeworth is entitled to an annual base salary of $610,000, which amount will be reviewed annually by the Board and may be increased or reduced by the Board if part of a salary reduction plan for similarly situated officers. Mr. Bruggeworth also is eligible to receive the following compensatory benefits:

•	A bonus opportunity under the Cash Bonus Plan for each performance period during the term of the employment agreement. The target annual bonus opportunity in each performance period is unchanged and cannot be less than 100% of Mr. Bruggeworth’s base salary.

•	The opportunity to receive periodic grants of equity compensation under the 2003 Plan or successor equity plans, in the Compensation Committee’s discretion so long as he is treated similarly to other senior executive officers.

•	The right to participate in other bonus or incentive plans, paid time off and other retirement plans and welfare benefits in which other senior executive officers may participate in accordance with our policies as in effect from time to time.

If the employment agreement is terminated, Mr. Bruggeworth would be entitled to be compensated in the following manner:

•	Termination for any reason: Mr. Bruggeworth would be entitled to receive (a) base salary through the date of termination; (b) any previously earned but unpaid bonus under the Cash Bonus Plan for a completed performance period; (c) rights under equity plans, retirement plans and welfare benefit plans, which would be determined based on respective plan terms; and (d) unpaid paid time off per our policy.

•	Termination due to death or total disability: Mr. Bruggeworth, or, in the case of his death, his beneficiary, would be entitled to receive the benefits described above under “Termination for any reason” plus the greater of Mr. Bruggeworth’s accrued annual bonus or accrued target bonus for the performance period in which the termination date occurs, in each case pro rated based on the termination date.

•	Termination by RFMD without cause or by Mr. Bruggeworth with good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason” plus (a) salary continuation equal to two times base salary; (b) his accrued annual bonus (payable after end of performance period), pro rated based on the termination date; (c) a special bonus equal to two times his target annual bonus; (d) continuation coverage of health care benefits (or substantially identical individual coverage, plus special health care benefit) for two years; (e) equity awards (other than performance-based equity awards), which will be governed by terms of the respective equity plan and individual equity award agreement (including the right of the Compensation Committee to determine if post-termination vesting and/or exercise rights apply); (f) performance-based equity awards and any previously earned equity-based awards, which will be deemed earned, if at all, on a pro rata basis only if performance goals are met during the performance period, with such earned awards being deemed fully vested at grant or as of the date of termination in the case of previously earned awards; and (g) eligibility to participate in other welfare benefit plans on the same terms and conditions as available to active employees.

•	Termination by RFMD for cause or by Mr. Bruggeworth without good reason: Mr. Bruggeworth would be entitled to receive the benefits described above under “Termination for any reason,” and the term of his employment would cease.

•	Change of Control: Benefits (if any) paid under Mr. Bruggeworth’s existing change in control agreement would offset benefits (if any) paid under the employment agreement following Mr. Bruggeworth’s termination.

The employment agreement also establishes certain employment and post-termination obligations for Mr. Bruggeworth. He is required to assist in any RFMD litigation and also is required to comply with certain confidentiality, nondisparagement, noncompetition and nonsolicitation covenants contained in the employment agreement.

Further, the employment agreement provides that if independent accountants determine that part or all of the payments and benefits to be paid to Mr. Bruggeworth under the employment agreement and all other plans or arrangements of RFMD (a) constitute “parachute payments” under Code Section 280G, and (b) will more likely than not cause Mr. Bruggeworth to incur an excise tax under Code Section 4999 as a result of such payments or other benefits, RFMD will pay a gross-up payment so that the net amount Mr. Bruggeworth will receive after payment of any excise tax equals the amount that he would have received if the excise tax had not been imposed. If the excise tax would not apply if the total payments to Mr. Bruggeworth were reduced by an amount less than 5%, then the amounts payable will be so reduced and gross-up payments would not be made to Mr. Bruggeworth.

The employment agreement also contains certain forfeiture and recoupment rights. Generally, during the term of the employment agreement and the 24-month period following the expiration thereof, if Mr. Bruggeworth engages in a “Prohibited Activity,” then (a) any equity awards granted or subject to vesting during the Prohibited Activity Term would be forfeited; (b) any and all shares issued to Mr. Bruggeworth under an equity award granted during the Prohibited Activity Term would be forfeited (without payment of consideration); (c) any gain realized by Mr. Bruggeworth with respect to any shares issued pursuant to an equity award granted during the Prohibited Activity Term would be required to be immediately paid to RFMD; (d) any cash/incentive payments made during the Prohibited Activity Term would be required to be returned to RFMD; and (e) any rights to future cash/incentive payments granted during the Prohibited Activity Term would be forfeited. RFMD also has an offset right to recover such amounts against amounts otherwise due to Mr. Bruggeworth. For purposes of the employment agreement, “Prohibited Activity” includes (a) violation of certain restrictive covenants; (b) Mr. Bruggeworth’s engaging in willful conduct that results in an obligation to reimburse RFMD under Section 304 of the Sarbanes-Oxley Act of 2002; or (c) Mr. Bruggeworth’s engaging in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of RFMD. “Prohibited Activity Term” means the period starting when Mr. Bruggeworth first engaged in Prohibited Activity conduct and continuing without time limitation.

Change in Control Agreements. We have entered into change in control agreements with each of our Named Executive Officers. On December 31, 2008, the Compensation Committee approved entering into amended and restated change in control agreements, or the Change in Control Agreements, with certain officers of RFMD, including each of the Named Executive Officers. The change in control agreements were amended and restated to comply with certain tax requirements imposed under Code Section 409A regarding payment of compensation upon termination of employment, continuation of benefits and reimbursement of certain expenses, and to reflect developing best practices and changes deemed appropriate by the Compensation Committee. Mr. Bruggeworth’s change in control agreement was also amended to conform to certain terms of the employment agreement he entered into with RFMD earlier in fiscal 2009.

The term of each Named Executive Officer’s Change in Control Agreement will end on the earliest of (a) December 31, 2009, subject to automatic renewal for additional one-year periods unless RFMD gives notice to the Named Executive Officer that it does not wish to extend it; (b) the termination of the Named Executive Officer’s employment with RFMD for any reason prior to the change in control; or (c) the end of a two-year period following a change in control and the fulfillment by RFMD and the Named

Executive Officer of all obligations under the Change in Control Agreement. Under each Change in Control Agreement, if a change in control of RFMD occurs while the Named Executive Officer is an employee of RFMD, and a qualifying termination of his employment with RFMD occurs within the two-year period following the change in control, then he is entitled to certain compensation payments and benefits. A “qualifying termination” means RFMD’s termination of the Named Executive Officer’s employment for a reason other than death, disability, retirement or cause, or termination of his employment for “good reason” (which includes a material reduction in duties and responsibilities or salary, the failure of RFMD to continue certain benefits and certain relocations).

Under each Change in Control Agreement, a “change in control” is deemed to have taken place upon the occurrence of certain events, including the acquisition by a person or entity of 40% or more of the outstanding common stock of RFMD, the merger or consolidation of RFMD with or into another corporation in which the holders of common stock immediately prior to the merger or consolidation have voting control over less than 60% of the surviving corporation outstanding immediately after such merger or consolidation, the sale of all or substantially all of the assets of RFMD or a change in the composition of a majority of the Board of RFMD within a 12-month period unless the nomination for election by our shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.

The Change in Control Agreements for Mr. Bruggeworth and Mr. Priddy provide that, upon a qualifying termination after a change in control, RFMD will pay a severance benefit. To the extent the severance benefit as defined below exceeds the separation pay limit, the severance benefit will be paid within 30 days following the date of termination. The remaining portion of the severance benefit will be paid in periodic installments over two years following the termination. The severance benefit is equal to the sum of (a) two times the highest annual rate of base salary during the 12-month period before termination plus (b) two times the target annual bonus opportunity as defined in our Cash Bonus Plan for the year in which the termination occurs. The separation pay limit is equal to two times the lesser of (1) the sum of the executive’s annualized compensation based on the annual rate of pay for services provided to RFMD for the calendar year immediately preceding the calendar year for the termination and (2) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan.

The Change in Control Agreements for the remaining Named Executive Officers provide that, upon a qualifying termination after a change in control, RFMD will pay a severance benefit. To the extent the severance benefit as defined below exceeds the separation pay limit, the severance benefit will be paid within 30 days following the date of termination. The remaining portion of the severance benefit will be paid in periodic installments over the one-year period following the termination. The severance benefit is equal to the sum of (a) one (or, in the case of Mr. Van Buskirk, one and one half) times the highest annual rate of base salary during the 12-month period (or, in the case of Mr. Van Buskirk, the 18-month period) before termination plus (b) one times the target annual bonus opportunity as defined in the Cash Bonus Plan for the year in which the termination occurs. All of the Change in Control Agreements also provide that, in the event of a qualifying termination after a change in control, the individual will receive a lump-sum cash amount equal to accrued salary and bonus payments, a pro rata portion of the annual bonus for the year of termination and any accrued vacation pay.

In addition, the Change in Control Agreements provide that upon a qualifying termination after a change in control, all RFMD stock options, stock appreciation rights or similar stock-based awards held by the Named Executive Officer will be accelerated and exercisable in full, and all restrictions on any restricted stock, performance stock or similar stock-based awards granted by RFMD will be removed and such awards will be fully vested. These individuals also would be entitled to “gross-up payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under the Change in Control Agreement are deemed excess parachute payments for federal income tax purposes. If the excise tax would not apply if the total payments to the executive were reduced by an amount less than 5%, then the amounts payable will be so reduced and gross-up payments would not be made to the executive. The Change in Control Agreements also provide that RFMD will continue to provide for one year (or 18 months for Mr. Van Buskirk or two years for Mr. Bruggeworth and Mr. Priddy) the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed prior to termination and will provide such individual with one additional year (or two additional years for Mr. Bruggeworth and Mr. Priddy) of service credit under all non-qualified retirement plans and excess benefits plans in which the individual participated at termination.

The Change in Control Agreements also provide that the Named Executive Officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the individual fails to comply with any of these provisions, he will not be entitled to receive any payment or benefits under the Change in Control Agreement. The Change in Control Agreements are each subject to a general right of offset for any claim, right or action of RFMD against the Named Executive Officer, and obligations under the Change in Control Agreements must be assumed by and be binding on any successor to RFMD.

The following table sets forth information about potential payments to the Named Executive Officers, assuming that their employment was terminated following a change in control of RFMD as of April 1, 2011 (the last business day of the fiscal year) and that the price per share of our common stock on that date was $6.39. The table also assumes prior payment of any remaining accrued annual bonus in accordance with the terms of our Cash Bonus Plan and any portion of base salary that would have been accrued but not yet paid as of April 1, 2011.

Potential Payments Upon a Qualifying Termination after a Change in Control

		Robert A.	William A.	Steven E.	Jerry D.	Robert M.
Name		Bruggeworth	Priddy, Jr.	Creviston	Neal	Van Buskirk
Base Salary	(1)	$1,244,400	$673,206	$382,502	$344,762	$562,500
Bonus	(2)	1,244,400	504,904	286,877	258,572	281,250
Option Awards	(3)	4,454	2,153	2,153	2,153	0
Stock Awards	(4)	8,578,613	3,456,763	4,513,667	2,650,972	3,128,422
Benefits Continuation	(5)	28,945	24,252	12,240	9,327	14,536
Accrued Vacation	(6)	65,810	40,781	30,894	19,890	35,337
Total		$11,166,622	$4,702,059	$5,228,333	$3,285,676	$4,022,045

(1)	For Messrs. Bruggeworth and Priddy, the amount represents two times the highest annual rate of base salary during the twelve-month period before termination. For Messrs. Creviston and Neal, the amount represents one times the highest annual rate of base salary during the twelve-month period before termination. For Mr. Van Buskirk, the amount represents one and one half times the highest annual rate of base salary during the eighteen-month period before termination. A portion of these amounts would be payable in a lump sum within 30 days following the date of termination, with the remainder to be paid in periodic installments, in accordance with our normal payroll practices, over a two-year period for Messrs. Bruggeworth and Priddy, over a one-year period for Messrs. Creviston and Neal, and over an eighteen-month period for Mr. Van Buskirk.

(2)	For Messrs. Bruggeworth and Priddy, the amount represents two times the target annual bonus opportunity as defined in our Cash Bonus Plan for the year of termination. For the other Named Executive Officers, the amount represents one times the target annual bonus opportunity as defined in our Cash Bonus Plan for the year of termination. A portion of these amounts would be payable in a lump sum within 30 days following the date of termination, with the remainder to be paid in periodic installments, in accordance with our normal payroll practices, over a two-year period for Messrs. Bruggeworth and Priddy, over a one-year period for Messrs. Creviston and Neal, and over an eighteen-month period for Mr. Van Buskirk.

(3)	Represents the intrinsic value of unvested options as of April 1, 2011.

(4)	Represents the intrinsic value of unvested performance- and service-based restricted stock units as of April 1, 2011.

(5)	Represents the value of continuing health, welfare and other benefits, based on the monthly premiums paid by RFMD at April 1, 2011 (for two years with respect to Messrs. Bruggeworth and Priddy, one year with respect to Messrs. Creviston and Neal, and eighteen months with respect to Mr. Van Buskirk).

(6)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

Other Potential Payments Upon Resignation, Severance for Cause, Severance without Cause, Retirement, or Constructive Termination

Other than Mr. Bruggeworth, the Named Executive Officers are not entitled to any cash payments from RFMD in the event of resignation, severance with or without cause, retirement or constructive termination. The following unvested option awards and restricted stock units, however, may continue to vest unless the Compensation Committee decides otherwise.

		William A.	Steven E.	Jerry D.	Robert M.
Name		Priddy, Jr.	Creviston	Neal	Van Buskirk
Option Awards	(1)	$2,153	$2,153	$2,153	$0
Stock Awards	(2)	1,775,960	2,327,577	1,402,624	1,552,291
Total		$1,778,113	$2,329,730	$1,404,777	$1,552,291

(1)	Represents the intrinsic value of unvested options for these Named Executive Officers at April 1, 2011.

(2)	Represents the intrinsic value of service-based restricted stock units for these Named Executive Officers at April 1, 2011.

In accordance with the terms of his employment agreement, Mr. Bruggeworth would have been entitled to the following payments from RFMD upon the occurrence of any of the termination events described in the table below as of April 1, 2011. The table below assumes prior payment of any portion of base salary that would have been accrued but not yet paid as of April 2, 2011.

Although Mr. Bruggeworth is also entitled to change of control benefits under his employment agreement, pursuant to the terms of his employment agreement, any benefits payable under his Change in Control Agreement with RFMD offset any benefits paid under his employment agreement following his termination. As of April 1, 2011, the benefits payable under his Change in Control Agreement, as set forth in the above table, would have been equal to the change in control benefits payable under his employment agreement.

				Termination
			Termination	without		Termination
			Due to Death	Cause or for		without
		Termination for	or Total	Good	Termination	Good
Robert A. Bruggeworth		Any Reason	Disability	Reason	for Cause	Reason
Base Salary	(1)	$0	$0	$1,244,400	$0	$0
Accrued Annual Bonus	(2)	180,127	180,127	180,127	180,127	180,127
Special Bonus	(3)	0	0	1,243,930	0	0
Option Awards	(4)	0	0	0	0	0
Stock Awards	(5)	4,405,726	4,405,726	8,578,613	0	4,405,726
Benefits Continuation	(6)	0	0	28,945	0	0
Accrued Vacation	(7)	65,810	65,810	65,810	65,810	65,810
Total		$4,651,663	$4,651,663	$11,341,825	$245,937	$4,651,663

(1)	With respect to the “Termination without Cause or for Good Reason” column, the amount shown represents two times base salary and would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period.

(2)	Represents previously earned but unpaid cash bonus under our Cash Bonus Plan for a completed performance period, which would be payable in a lump sum within 30 days of the termination date. With respect to the “Termination Due to Death or Total Disability” column, the amount payable is the greater of the accrued annual bonus or the accrued target bonus, in each case for the performance period in which the termination date occurs, which would be payable in a lump sum within 45 days following the end of the performance period in which the termination date occurs. With respect to the “Termination without Cause or for Good Reason” column, the amount shown represents the accrued annual bonus, which would be payable within 45 days following the end of the performance period in which the termination date occurs. Under these severance scenarios, all or a portion of the accrued annual bonus may have already been paid or would nevertheless be payable without regard to the nature of Mr. Bruggeworth’s termination.

(3)	With respect to the “Termination without Cause or for Good Reason” column, the Special Bonus amount shown represents two times the target annual bonus opportunity as defined in our Cash Bonus Plan for the year in which the termination occurs, which would be payable in equal periodic installments, in accordance with the payroll schedule for our salaried personnel, over a two-year period. Mr. Bruggeworth is not entitled to a Special Bonus under the other severance scenarios set forth in the above table.

(4)	Represents the intrinsic value of unvested options as of April 1, 2011. The fair market value of the unvested option awards was $6.39 per share.

(5)	Represents the intrinsic value of unvested performance- and service-based restricted stock units as of April 1, 2011. With respect to the “Termination for Any Reason,” “Termination Due to Death or Total Disability” and “Termination Without Good Reason” columns, the amount shown: (a) represents the value of unvested service-based restricted stock units which shall continue to vest unless the Compensation Committee determines otherwise and (b) reflects that Mr. Bruggeworth’s unvested performance-based restricted stock units will be forfeited. With respect to the “Termination Without Cause or For Good Reason” column, the amount shown: (a) represents the value of unvested service-based restricted stock units which shall continue to vest unless the Compensation Committee determines otherwise and (b) reflects that if and to the extent performance goals are deemed met, Mr. Bruggeworth shall be deemed to have earned a pro-rata number of performance-based restricted stock units for the relevant performance period. With respect to the “Termination for Cause” column, the amount shown: (a) reflects that Mr. Bruggeworth’s unvested service-based restricted stock units will be forfeited unless the Compensation Committee determines otherwise and (b) reflects that Mr. Bruggeworth’s unvested performance-based restricted stock units will be forfeited unless the Compensation Committee determines otherwise.

(6)	Represents the value of continuing health, welfare and other benefits through April 1, 2013, based on the monthly premiums paid by RFMD at April 1, 2011.

(7)	Represents accrued vacation earned but not utilized, which would be payable in a lump sum within 30 days following the date of termination.

DIRECTOR COMPENSATION

As described more fully below, this chart summarizes the annual compensation for our non-employee directors for the year ended April 2, 2011. A director who is an RFMD employee, such as Mr. Bruggeworth, does not receive any compensation for service as a director.

Director Compensation for Fiscal Year Ended April 2, 2011

	Fees Earned	Stock Awards	Option Awards
	or Paid in Cash	(1)	(1) (2) (3)	Total
Name	($)	($)	($)	($)
Walter H. Wilkinson, Jr.	105,000	138,033	0	243,033
Daniel A. DiLeo	62,500	115,101	0	177,601
Jeffery R. Gardner	62,500	115,101	0	177,601
John R. Harding	72,500	0	108,375	180,875
Masood A. Jabbar	62,500	0	108,375	170,875
Casimir S. Skrzypczak	62,500	115,101	0	177,601
Erik H. van der Kaay	72,500	115,101	0	187,601

(1)	Represents the aggregate grant date fair value of restricted stock units granted during the fiscal year computed in accordance with ASC Topic 718, rather than an amount paid to or realized by the director. See “Share-Based Compensation” in Note 13 to our consolidated financial statements included in our 10-K for the assumptions made in determining the grant date fair value. Effective for the 2010 fiscal year, non-employee directors could elect to receive equity awards in the form of nonqualified options or restricted stock units or a combination of options and restricted stock units. Messrs. Wilkinson, DiLeo, Gardner, Skrzypczak and van der Kaay elected to receive all restricted stock units, and Messrs. Harding and Jabbar elected to receive all nonqualified options. Mr. Wilkinson received restricted stock units for 31,300 shares, and Messrs. DiLeo, Gardner, Skrzypczak and van der Kaay each received restricted stock units for 26,100 shares upon their reelection to the Board at the 2010 annual meeting. The annual restricted stock units granted under the 2003 Plan vest on the first anniversary of the grant date, subject to continued service of the director until the vesting date. At April 2, 2011, the aggregate number of shares subject to outstanding restricted stock units was: Mr. Wilkinson – 31,300 shares; Mr. DiLeo – 26,100 shares; Mr. Gardner – 26,100 shares; Mr. Harding – 0 shares; Mr. Jabbar – 0 shares; Mr. Skrzypczak – 26,100 shares; and Mr. van der Kaay – 26,100 shares.

(2)	Represents the aggregate grant date fair value of stock options granted during the fiscal year computed in accordance with ASC Topic 718, rather than an amount paid to or realized by the director. See “Share-Based Compensation” in Note 13 to our consolidated financial statements included in our 10-K for the assumptions made in determining the grant date fair value. At April 2, 2011, the aggregate number of shares subject to outstanding and unexercised options was: Mr. Wilkinson – 223,700 shares; Mr. DiLeo – 183,100 shares; Mr. Gardner – 65,000 shares; Mr. Harding – 108,450 shares; Mr. Jabbar – 117,800 shares; Mr. Skrzypczak – 103,545 shares; and Mr. van der Kaay – 213,100 shares.

(3)	The per-share grant date fair value was $1.87 for options granted to Messrs. Harding and Jabbar upon their re-election to the Board at the 2010 annual meeting.

Directors who were not employees of RFMD were compensated for their service as a director as shown in the chart below:

Schedule of Director Fees for Fiscal Year Ended April 2, 2011

Compensation Item	Amount
Annual Retainers
Chairman of the Board	$105,000
Board Service	50,000
Committee Service	12,500
Audit Committee Chairman (Additional Fee)	10,000
Compensation Committee Chairman (Additional Fee)	10,000
Governance and Nominating Committee Chairman (Additional Fee) (1)	0
Finance Committee Chairman (Additional Fee)	0
Strategic Development Committee Chairman (Additional Fee)	0

(1)	The Chairman of the Board also serves as the Chairman of the Governance and Nominating Committee and receives no additional compensation for serving in that capacity.

Cash Compensation

Beginning in fiscal year 2009, the method of cash compensation for non-employee members of the Board of Directors was changed by eliminating meeting fees and paying an annual retainer for Board service and a separate annual retainer for service on each committee, plus an additional fee for service as Chairman of the Board or as a committee chairman. The form of non-employee director compensation and the larger annual retainers were implemented as a result of a competitive pay analysis performed by DC&P, the independent compensation consultant retained by the Compensation Committee, and are designed to maintain the compensation for RFMD’s non-employee directors at or near the median levels paid by other companies in RFMD’s peer group. As a result of these changes, the cash compensation for non-employee members of the Board is at or near the median of that of other directors in our peer group. Beginning in fiscal 2010, the non-employee directors’ cash compensation for committee service was changed in light of the creation of two new standing committees. A single committee retainer for service on all committees replaced the separate Audit Committee, Compensation Committee and Governance and Nominating Committee retainers that were paid with respect to service in fiscal 2009. Each non-employee director is now paid the same amount for his service on any of the five standing Board committees without regard to the number of such committees on which he serves (except with respect to certain committee chairmen as noted above).

Equity Compensation

In fiscal year 2006, the Board and the shareholders approved a new non-employee directors’ stock option plan, the 2006 Directors Stock Option Plan, which we refer to as the 2006 Plan. Under the terms of the 2006 Plan, each non-employee director who is first elected or appointed to the Board is eligible to receive a non-qualified option, which we refer to as the initial option, to purchase 50,000 shares of our common stock at an option price equal to the fair market value of our common stock (based on the closing sales price of the common stock on the day immediately preceding the date of grant, which grant is made on the fifth business day after the date of election or appointment to the Board). Initial options vest in three equal installments on the date of grant and on each of the first and second anniversaries of the date of grant, subject to continued service on each vesting date. Initial options granted under the 2006 Plan have a term of 10 years and vested options may be exercised at any time during that period. However, an initial option terminates if a participant’s service as a director is terminated for cause.

In fiscal 2011, each participating non-employee director who was re-elected also received an annual non-qualified option grant, which we refer to as the annual option, or an annual restricted stock unit grant, which we refer to as the annual RSU, pursuant to the Director Compensation Plan, which was adopted by the Board in May 2009 and served to both formalize our non-employee director compensation terms and amend the 2006 Plan. Under the terms of these plans, starting in the 2010 fiscal year, non-employee directors may elect to receive equity awards in the form of 100% nonqualified options to purchase shares of our common stock, 100% restricted stock units, or RSUs, or 50% options and 50% RSUs. The value of the initial equity awards (options and RSUs combined) cannot exceed the total value of the initial options a director would otherwise be eligible to receive. Likewise, the value of annual equity awards cannot exceed the total value of the annual option a director otherwise would receive. For these purposes, “total value” is based on the number of shares that would otherwise be subject to an initial option or annual option, as the case may be, multiplied by the Black-Scholes value of the initial option or annual option. The Board approved this “cafeteria” plan feature following the recommendation of DC&P. The Director Compensation Plan also expressly permits the grant of supplemental options and supplemental RSUs. These supplemental awards can be designed to supplement initial or annual equity awards or they may be intended to serve as “stand-alone” awards, for instance, for extraordinary Board service. Supplemental RSUs will be granted under the 2003 Plan and supplemental options will be granted under the 2006 Plan.

In fiscal 2011, each non-employee board member could elect to receive a nonqualified stock option for 57,800 shares, an RSU for 26,100 shares, or a nonqualified stock option for 28,900 shares and an RSU for 13,050 shares. The non-employee Chairman of the Board could elect to receive a nonqualified stock option for 69,400 shares, an RSU for 31,300 shares or a nonqualified stock option for 34,700 shares and an RSU for 15,650 shares. The option price for each annual option is equal to the fair market value per share of our common stock on the grant date (that is, the closing sales price of the common stock on the day immediately preceding the date of grant, which grant is made on the fifth business day after the date of re-election to the Board). Annual options vest and become exercisable immediately on the date of grant. Annual RSUs vest one year after the date of grant. With respect to a new director who is first appointed or elected at an annual meeting of the shareholders, no annual option will be granted until the next annual meeting (assuming such director is re-elected at such annual meeting). With respect to a new director who is appointed or elected other than at an annual meeting of shareholders, the number of shares covered by the first annual option otherwise to be granted following the annual meeting of shareholders (assuming the director is re-elected at such annual meeting) would be reduced on a pro rata basis for each calendar quarter (or portion thereof) since the preceding annual shareholders meeting in which such a director was not in office. Like the initial option, an annual option has a term of 10 years and may be exercised at any time during that period, although the option terminates if a participant’s service as a director is terminated for cause.

As noted above, non-employee directors are also eligible to receive discretionary stock-based awards, which may be granted under the 2003 Plan or the 2006 Plan. See “Employee Benefit Plans – 2003 Stock Incentive Plan,” above. No discretionary equity awards to non-employee directors were granted in fiscal year 2011.

Other Compensation

We reimburse all directors for expenses incurred in their capacity as directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of April 2, 2011 relating to our equity compensation plans, under which grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time.

	(a)	(b)	(c)
			Number of securities remaining available
	Number of securities to be issued	Weighted-average exercise	for future issuance under equity
	upon exercise of outstanding	price of outstanding options,	compensation plans (excluding securities
Plan Category	options, warrants and rights	warrants and rights (1)	reflected in column (a))

Equity compensation plans approved by security holders	24,491,711	$6.63	10,583,786 (2)
Equity compensation plans not approved by security holders (3)	860,203	$0.95	0
Total	25,351,914 (4)		10,583,786

(1)	The weighted-average exercise price does not take into account restricted stock units because such units do not have an exercise price.

(2)	The total shares available for future issuance in column (c) may be the subject of awards other than options, warrants or rights granted under our 2003 Plan and our 1999 Stock Incentive Plan. For a more detailed discussion of these and other equity plans that have been approved by our shareholders, please see “Employee Benefit Plans,” above. The number of securities remaining available for future issuance also includes securities that may be issued pursuant to the ESPP.

(3)	For a more detailed description of these plans, please see “Non-Shareholder Approved Plans,” below.

(4)	Includes shares subject to issuance pursuant to outstanding stock options and restricted stock units if certain service-based and/or performance- and service-based conditions are met. For more detailed information, please see “Service-Based Restricted Stock Units” and “Performance-Based Restricted Stock Units” under “Compensation Discussion and Analysis – Elements of Compensation,” above.

Non-Shareholder Approved Plans

Sirenza Microdevices, Inc. Amended and Restated 1998 Stock Plan
In connection with our acquisition of Sirenza in November 2007, we assumed the Sirenza Amended and Restated 1998 Stock Plan. This plan provides for the grant of options, stock purchase rights, stock appreciation rights, performance shares, performance units, restricted stock units and deferred stock units to employees, directors or consultants. The weighted average exercise price for the currently outstanding options is $0.95. As of April 2, 2011, no shares may be granted under the Sirenza plan.

In connection with our acquisition of Sirenza, options to purchase Sirenza common stock that were outstanding immediately prior to the acquisition were assumed by us and converted into options to purchase our common stock that are subject to the same vesting and other conditions that applied to the Sirenza options immediately prior to the acquisition. Performance share awards, or PSAs, for Sirenza common stock that were outstanding immediately prior to the acquisition were assumed by us and converted into contingent rights to acquire our common stock that are subject to the same vesting and other conditions that applied to the Sirenza PSAs immediately prior to the acquisition. Shares of Sirenza common stock underlying restricted stock awards, or RSAs, that were subject to forfeiture risks, repurchase options or other restrictions immediately prior to the acquisition were converted into shares of our common stock and/or cash and remain subject to the same restrictions that applied to the Sirenza RSAs immediately prior to the acquisition. The terms may be adjusted upon certain events affecting our capitalization.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinion of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Highlights of our compensation program include the following:

•	A large part of each Named Executive Officer’s potential total annual cash compensation is intended to be at risk and is linked to our operating performance.

•	Equity-based compensation, consisting of service-based and performance-based restricted stock units, makes up a significant portion of the overall compensation of our Named Executive Officers.

•	We generally have established base salaries for each Named Executive Officer at approximately the 50th percentile of our peer group and have provided cash performance incentives that, if earned at target, enabled the Named Executive Officer group to be eligible to earn total annual cash compensation at a level between the 50th and 75th percentile of the peer group.

•	We do not provide “perquisites” to our Named Executive Officers.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the proxy statement for the Company’s 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are also seeking the input of our shareholders on the frequency with which we will hold a non-binding, advisory vote on the compensation of our Named Executive Officers. In voting on this proposal, shareholders are provided with four choices. Shareholders may indicate their preference as to whether the advisory vote on the compensation of our Named Executive Officers should occur once every (a) one year, (b) two years or (c) three years; or the shareholders may abstain from voting on this proposal.

After careful consideration, it is the opinion of the Board of Directors that the frequency of the shareholder vote on the compensation of our Named Executive Officers should be every year. We view the manner in which we compensate our Named Executive Officers as an essential part of our strategy for achieving sustainable economic growth. We believe that a vote on the compensation of our Named Executive Officers should be conducted every year so that shareholders may annually express their views on our executive compensation program. The Company and the Compensation Committee, which is responsible for designing and administering our executive officer compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote on the compensation of our Named Executive Officers in making decisions on executive compensation.

While the Board recommends an annual vote, shareholders are not voting to approve or disapprove of the Board’s recommendation. Rather, shareholders are being provided with the opportunity to cast a non-binding, advisory vote on whether the shareholder advisory vote on the compensation of our Named Executive Officers should occur once every (a) one year, (b) two years or (c) three years, or to abstain from voting on the matter.

As an advisory vote, this proposal is not binding on the Company, the Compensation Committee or the Board of Directors. Notwithstanding the advisory nature of the vote on this proposal, the Board of Directors values the opinions expressed by shareholders and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes on the compensation of our Named Executive Officers. The frequency receiving the greatest number of votes cast – one year, two years or three years – will be deemed by us as the frequency that has been recommended by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” ON THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – REAPPROVAL OF CASH BONUS PLAN

Background

Annual incentive compensation is a key component of RFMD’s pay-for-performance strategy and is implemented through our Cash Bonus Plan, which was first approved by the Board and our shareholders in 2006. As discussed in more detail below, we are asking our shareholders to reapprove the Cash Bonus Plan (such plan, as amended and restated effective June 20, 2011, being referred to in this proposal as the “Cash Bonus Plan”) in order to attempt to preserve, to the extent practicable, RFMD’s tax deduction under Code Section 162(m) for compensation paid under the Cash Bonus Plan to certain key employees. In order to maintain qualification of the Cash Bonus Plan under Code Section 162(m), shareholders must reapprove the material terms of performance goals under the Cash Bonus Plan no less often than every five years.

The discussion that follows is qualified in its entirety by reference to the Cash Bonus Plan, a copy of which may be obtained by contacting RFMD’s Investor Relations Department at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. An electronic copy of the Cash Bonus Plan is also available free of charge as an appendix to the electronic version of this proxy statement on the SEC’s website at www.sec.gov. Shareholders should refer to the Cash Bonus Plan for more complete and detailed information about the Cash Bonus Plan. Shareholders may also receive a copy of the form of the Cash Bonus Plan prior to its amendment and restatement by contacting RFMD’s Investor Relations Department or by referring to the exhibit index of our most recent Annual Report on Form 10-K, accessible on the SEC’s website at www.sec.gov. In the event that the Cash Bonus

Plan is not reapproved by the shareholders, payments made to certain of our executive officers may not be deductible for federal income tax purposes under Code Section 162(m). If shareholders do not reapprove the Cash Bonus Plan, the Compensation Committee will re-evaluate the appropriate means to provide annual incentive compensation opportunities to our executives and other employees.

Key features of the Cash Bonus Plan include the following:

•	The Cash Bonus Plan is administered by the Compensation Committee, which is comprised solely of independent directors.

•	Bonus amounts payable to covered employees (as defined below) that are structured to qualify under Code Section 162(m) are paid only upon attainment of specified, pre-established performance objectives.

•	The maximum bonus any participant may be granted during any fiscal year under the Cash Bonus Plan is $5,000,000 (which limit is not proposed to be increased).

Recent Cash Bonus Plan Amendments

The Board, upon the recommendation of the Compensation Committee, approved the amendment and restatement of the Cash Bonus Plan effective June 20, 2011, subject to shareholder reapproval of the Cash Bonus Plan. The amendments include the following:

•	Making certain clarifications regarding operation of the Cash Bonus Plan, including clarifying that the Compensation Committee has the authority to reduce or eliminate awards, including awards that would otherwise be deemed earned.

•	Slightly modifying the performance factors that may apply with respect to awards granted under the Cash Bonus Plan in order to better align such factors with RFMD’s operations and objectives. See “Grant of Awards; Performance Objectives,” below.

•	Addressing certain updates to the federal tax laws that have occurred since the Cash Bonus Plan was adopted in 2006 and making certain other revisions that are intended to be in RFMD’s best interests.

Code Section 162(m) Requirements

As noted above, the Cash Bonus Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve, to the extent practicable, RFMD’s tax deduction for awards made under the plan to “covered employees” (generally, the chief executive officer and the three other highest compensated executive officers other than the chief financial officer). Code Section 162(m) generally denies a public corporation a deduction for compensation in excess of $1,000,000 paid to any covered employee unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation. In order to qualify as performance-based compensation, the compensation paid under a plan to covered employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. In addition to other requirements for the performance-based compensation exception, shareholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goals under which compensation is to be paid. In an attempt to preserve, to the extent practicable, RFMD’s ability to deduct compensation payable under the Cash Bonus Plan to covered employees, we are proposing that shareholders reapprove the Cash Bonus Plan. The material terms subject to shareholder approval include: (a) the employees eligible to receive compensation; (b) a description of the business criteria upon which the performance goal is based; and (c) either the maximum dollar amount of compensation that may be paid to an employee during a specified period, or the formula used to calculate the amount of compensation to be paid, if the performance goal is met. Each of the material terms is described below. The eligibility and participant award limitation provisions are not proposed to be changed; minor modifications to the performance criteria are discussed under “Grant of Awards; Performance Objectives,” below.

Purpose

The purpose of the Cash Bonus Plan is to provide selected salaried employees of RFMD and affiliates with the opportunity to earn awards based upon attainment of pre-established, objective performance goals. The Cash Bonus Plan is also intended to promote a closer identification of participants’ interests with RFMD’s and shareholders’ interests and thus further stimulate participants’ efforts to enhance our efficiency, profitability, growth and value. Awards granted under the Cash Bonus Plan are in the form of cash bonus awards.

Eligibility

Participants in the Cash Bonus Plan are those salaried employees of RFMD and affiliates who are selected by the Compensation Committee to participate. At this time, approximately 2,200 employees, including our Named Executive Officers, are eligible to participate in the Cash Bonus Plan. Non-employee service providers and non-employee directors are not eligible to participate.

Administration; Amendment and Termination

The Cash Bonus Plan is administered by the Compensation Committee or a subcommittee of the Compensation Committee. Subject to the terms of the Cash Bonus Plan, the Compensation Committee has the authority to take any action with respect to the Cash Bonus Plan, including but not limited to the authority to: (a) determine all matters related to awards, including selection of individuals to be granted awards and all other terms, conditions, restrictions and limitations of an award; and (b) construe and interpret the Cash Bonus Plan and any related documents, establish and interpret rules and regulations for administration of the Cash Bonus Plan and make all other determinations necessary or advisable for administering the Cash Bonus Plan. In certain circumstances, the Compensation Committee may delegate the authority to grant awards (to persons other than covered employees) and make other determinations with respect to such awards (subject to any restrictions imposed by applicable laws, rules and regulations and such terms and conditions as may be established under the Cash Bonus Plan or by the Compensation Committee).

The Board may amend, discontinue or terminate the Cash Bonus Plan in whole or in part at any time, subject to: (a) shareholder approval of any amendments if required by applicable laws, rules or regulations; and (b) participant consent if such action may adversely affect any award earned and payable under the Cash Bonus Plan at that time. However, the Compensation Committee has unilateral authority to amend the Cash Bonus Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules and regulations and to reduce or eliminate an award. The Compensation Committee also has the authority to make adjustments to awards and performance objectives upon the occurrence of certain unusual or nonrecurring events or other similar circumstances, as described in the Cash Bonus Plan. In addition, the Compensation Committee’s authority to grant awards and authorize payments under the Cash Bonus Plan does not restrict its authority to grant compensation to employees under other RFMD compensation plans or programs.

Grant of Awards; Performance Objectives

At the time it establishes performance objectives for a performance period, the Compensation Committee assigns to each participant a target cash bonus award applicable for the particular performance period. A performance period may be a fiscal year, fiscal quarter or portion thereof, and performance periods may overlap. A participant’s award, if any, is earned based on the attainment of written performance objectives approved by the Compensation Committee for the performance period. The performance measures may be based on individual, business unit/function and/or corporate measures. In the case of covered employees, the performance measures must be objective and must be based upon one or more of the following criteria, as determined by the Committee: (a) revenues or sales; (b) gross margins; (c) earnings per share; (d) net bookings; (e) product production or shipments; (f) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (g) net income; (h) operating income; (i) book value per share; (j) return on shareholders’ equity; (k) return on investment; (l) return on capital; (m) improvements in capital structure; (n) expense management; (o) operating margins; (p) maintenance or improvement of gross margins or operating margins; (q) stock price or total shareholder return; (r) market share; (s) profitability; (t) costs; (u) cash flow or free cash flow; (v) working capital; (w) return on assets; (x) economic wealth created; and/or (y) strategic business criteria, based on meeting specified objectives or goals relating to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and execution of pre-approved corporate strategy. The Compensation Committee may apply other performance criteria for participants who are not covered employees, which may or may not be objective. Also, the Compensation Committee may adjust awards as appropriate for partial achievement of goals or other factors, and may interpret and make necessary and appropriate adjustments to performance goals and the manner in which goals are evaluated, although generally no such adjustment may be made with respect to an award granted to a covered employee if the award would not comply with Code Section 162(m) except for payments upon a change of control, certain terminations of employment or other circumstances described in the Cash Bonus Plan.

Earning and Payment of Awards; Award Limitations

As soon as practicable after the end of a performance period, the Compensation Committee determines whether the performance goals for the period were met, and, if so, at what level of achievement under specific formulae established for the period. Awards are paid as soon as practicable after the Compensation Committee has determined the amount of the award and, with respect to covered employees, confirmed in writing that the participant met applicable performance goals. The maximum amount of awards that may be granted under the Cash Bonus Plan to any one participant in any one fiscal year may not exceed $5,000,000. The Compensation Committee has unilateral discretion to reduce or eliminate the amount of an award, including an award otherwise earned and payable under the Cash Bonus Plan, but does not have the discretion to increase the amount of an award payable under the Cash Bonus Plan to any participant who is a covered employee (except as otherwise provided in the Cash Bonus Plan in the event of a change in control). RFMD reserves the right to pay discretionary bonuses outside of the Cash Bonus Plan if it is determined that it is in the best interests of RFMD to do so.

Effect of Termination and Other Events; Covenants

The Compensation Committee has discretion to determine whether awards will be paid or forfeited in the event of a participant’s termination of employment or other events before the end of a performance period or settlement of such awards, including the discretion to permit pro rata payment for partial service during a performance period based on the extent the award would have been earned if the participant had remained employed. In addition, the Compensation Committee may require a participant to enter into non-competition, non-solicitation, confidentiality or other similar covenants as a condition to the grant or payment of an award under the Cash Bonus Plan.

Change of Control

Upon a change of control (as defined in the Cash Bonus Plan): (a) all awards will be deemed to be earned based on the assumption that any applicable performance goals were met in full, except that the amount of any such award will be reduced on a pro rata basis so that the participant receives only a pro rata portion of the bonus for each completed month of the applicable performance period which had elapsed when the change of control occurred; or (b) if the Compensation Committee determines that proper steps have not been taken to protect the rights and interests of participants (including but not limited to assumption or substitution of awards), the Compensation Committee, in its sole discretion, may determine that any or all awards granted pursuant to the Cash Bonus Plan will be deemed to be earned up to 100% and treated as if up to 100% of all applicable performance goals for up to 100% of the applicable performance period were met, in which case such awards shall be immediately due and payable for the full performance period, without any pro rata reduction. In both cases (a) and (b), awards will be payable without regard to whether such bonuses are deductible under Code Section 162(m) and without regard to whether the participant continues in service following the change of control. In addition, in the event that a participant has entered into an employment agreement, change in control or similar agreement with us, the participant will be entitled to the greater of benefits payable under the Cash Bonus Plan or the respective agreement, and such agreements will not reduce the benefits that would otherwise be payable under the Cash Bonus Plan.

Transferability

Unless the Compensation Committee determines otherwise, awards and any other rights under the Cash Bonus Plan may not be transferred, pledged or assigned except by designation of a beneficiary or by will or the laws of intestate succession.

Certain Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the Cash Bonus Plan as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to RFMD. The provisions of the Code and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

In general, a participant in the Cash Bonus Plan will be taxed at ordinary income rates on any cash bonus in the year received. Generally, RFMD will receive a federal income tax deduction corresponding to the amount included in the participant’s income (subject to compliance with the Code Section 162(m) requirements described herein).

Code Section 409A

Code Section 409A imposes certain requirements on compensation that is deemed under Code Section 409A to involve deferred compensation. Awards granted under the Cash Bonus Plan are designed to be exempt from (or comply with) Code Section 409A. However, if Code Section 409A is deemed to apply to the Cash Bonus Plan or any award, and the Cash Bonus Plan and award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. Subject to Code Section 162(m) and certain reporting requirements, we will be entitled to an income tax deduction with respect to the amount of compensation includable as income to the participant. RFMD does not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Performance-based Compensation – Section 162(m) Requirements

As noted above, the Cash Bonus Plan is structured to comply with the requirements imposed by Code Section 162(m) and related regulations in order to preserve, to the extent practicable, RFMD’s tax deduction for awards made under the Cash Bonus Plan to covered employees.

Plan Benefits

As noted above, awards made under the Cash Bonus Plan are made at the Compensation Committee’s discretion and are based on attainment of performance goals. Accordingly, it is not possible to determine at this time the amount of the awards that will be paid for the current fiscal year or the amount of future awards under the Cash Bonus Plan. However, the cash bonuses that were earned by the Named Executive Officers for fiscal year 2011 under the Cash Bonus Plan are described above in the Summary Compensation Table and 2011 Grants of Plan-Based Awards Table. The Cash Bonus Plan is also described in further detail under “Compensation Discussion and Analysis – Elements of Compensation – Cash Incentive Opportunities,” above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” REAPPROVAL OF THE CASH BONUS PLAN.

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP to audit the consolidated financial statements of RFMD for fiscal 2012. Ernst & Young LLP, an independent registered public accounting firm, has served as our independent auditors continuously since 1992. A representative from Ernst & Young LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Although shareholder ratification of the appointment is not required by law, we desire to solicit such ratification. If the appointment of Ernst & Young LLP is not approved by a majority of the shares cast at the annual meeting, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2012.

Independent Registered Public Accounting Firm Fee Information

The following table shows the aggregate fees that we paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2011 and 2010.

	2011	2010
Audit Fees	$755,229	$1,172,750
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$755,229	$1,172,750

Audit Fees. This category includes fees for: (a) the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q; (b) the audit of our internal control over financial reporting; and (c) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees for assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

All Other Fees. This category includes the aggregate fees for products and services provided by Ernst & Young LLP that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to Ernst & Young LLP in fiscal year 2011 and the proposed non-audit related services and proposed fees for fiscal year 2012 and has determined that such services and fees are compatible with the independence of Ernst & Young LLP. All audit and non-audit related services were approved by the Audit Committee prior to such services being rendered.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director under existing Nasdaq listing standards and SEC requirements. In addition, the Board of Directors has determined that Messrs. van der Kaay and Gardner are “audit committee financial experts,” as defined by SEC rules.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has reviewed and discussed with management and the independent registered public accounting firm management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s evaluation of our internal control over financial reporting.

The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended April 2, 2011 for filing with the SEC. This report has been prepared by members of the Audit Committee. Current members of this committee are:

Erik H. van der Kaay (Chairman)
Jeffery R. Gardner
Masood A. Jabbar
Casimir S. Skrzypczak

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, RFMD’s directors, officers and beneficial owners of more than ten percent of RFMD’s common stock are required to report their beneficial ownership of common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established, and we are required to report any failure to file by the established dates. To our knowledge, all of these filing and reporting requirements were satisfied by our directors, officers and principal shareholders during the most recent fiscal year and prior fiscal years.

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Board maintains a written policy regarding transactions that involve RFMD and any of its executive officers, directors, director nominees or five percent or greater shareholders or their affiliates, which are referred to generally as “related persons.” The Governance and Nominating Committee will analyze and consider any such transaction in accordance with this written policy in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to RFMD than, transactions that would be available from unaffiliated parties.

The policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in the policy, to help ensure that any such transactions are timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which RFMD was or will be a participant, requires the approval of the Governance and Nominating Committee or a majority of the disinterested members of the Board. Before granting such approval, the Governance and Nominating Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of RFMD and its shareholders. The term “related person” is defined by the policy and by Item 404 of Regulation S-K.

In conducting its review of any proposed related person transaction, the Governance and Nominating Committee will consider all of the relevant facts and circumstances available to the Governance and Nominating Committee, including but not limited to (a) the benefits to RFMD; (b) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the proposed related person transaction; and (e) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Governance and Nominating Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Governance and Nominating Committee may, from time to time as it determines in its discretion to be appropriate, review periodically any previously approved or ratified related person transaction to determine if it is in the best interests of us and our shareholders to continue, modify or terminate such related person transaction.

We did not engage in any related person transactions during fiscal year 2011.

PROPOSALS FOR 2012 ANNUAL MEETING

Under certain conditions, shareholders may request that we include a proposal at a forthcoming meeting of the shareholders of RFMD in the proxy materials of RFMD for such meeting. Under SEC Rule 14a-8, any shareholder desiring to present such a proposal to be acted upon at the 2012 annual meeting of shareholders and included in the proxy materials must ensure that we receive the proposal at our principal executive office in Greensboro, North Carolina by February 23, 2012 in order for the proposal to be eligible for inclusion in our proxy statement and proxy card relating to such meeting.

If a shareholder desires to propose any business from the floor during the meeting, even if the proposal or proposed director candidate is not to be included in our proxy statement, our bylaws provide that the shareholder must deliver or mail timely advance written notice of such business to our principal executive office. Under our bylaws, to be timely, a shareholder’s notice generally must be delivered to our Secretary not later than the 60th day before the first anniversary of the date of the notice date for the preceding year’s annual meeting and no earlier than the 90th day prior to such date. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, then notice by the shareholder must be delivered not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 10th day following the notice date for such meeting. Each item of business must be made in accordance with the bylaws, our Corporate Governance Guidelines and any other applicable law, rule or regulation.

In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under “Procedures for Director Nominations” on page 11 of this proxy statement. If written notice is not given in accordance with these requirements, the proposal or proposed director candidate will be considered untimely and RFMD may exclude such business from consideration at the meeting.

If the proposal or proposed director candidate is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy card will have discretionary authority to vote for or against the matter even if the proposal or proposed director candidate was not discussed in the proxy statement. Assuming that the date of our annual meeting of shareholders is not advanced or delayed in the manner described above, appropriate notice of such a proposal or proposed director candidate for the 2012 annual meeting would need to be delivered to our principal executive office (7628 Thorndike Road, Greensboro, North Carolina 27409-9421) no earlier than March 24, 2012 and no later than April 23, 2012 to be considered timely.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to RFMD at the following address: RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North

Carolina 27409-9421, Attention: Investor Relations Department, or by calling (336) 664-1233. Any shareholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact RFMD at the above address and telephone number.

FINANCIAL INFORMATION

Our annual report for the fiscal year ended April 2, 2011 is enclosed. Upon written request, we will provide without charge to any shareholder of record or beneficial owner of common stock a separate copy of our Annual Report on Form 10-K for the fiscal year ended April 2, 2011 (without exhibits), including financial statements, filed with the SEC. Any such request should be directed to Doug DeLieto, our Vice President of Investor Relations, at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421. We will furnish any exhibit to our Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no other matter to come before the 2011 annual meeting. However, if any other matter requiring a vote of the shareholders arises, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

William A. Priddy, Jr.
Secretary

Dated: June 22, 2011

RF MICRO DEVICES, INC.
CASH BONUS PLAN
(As Amended and Restated Effective June 20, 2011)

RF MICRO DEVICES, INC.
CASH BONUS PLAN
(As Amended and Restated Effective June 20, 2011)
1. Purpose
     The purpose of the RF Micro Devices, Inc. Cash Bonus Plan, as amended and restated effective June 20, 2011 and as it may be further amended (the “Plan”), is to provide selected salaried employees of RF Micro Devices, Inc. or an affiliate thereof (collectively, the “Company” unless the context otherwise requires) with the opportunity to earn awards (“awards”) in the form of cash bonuses based upon attainment of preestablished, objective performance goals, thereby promoting a closer identification of the participating employees’ interests with the interests of the Company and its shareholders, and further stimulating such employees’ efforts to enhance the efficiency, profitability, growth and value of the Company.
2. Plan Administration
     The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company or a subcommittee of the Committee. To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee shall be comprised of at least two members and each member of the Committee (or subcommittee of the Committee) shall be an “outside director” as defined in Code Section 162(m) and related regulations. In addition, the members of the Compensation Committee shall be deemed independent if and to the extent required under Section 10C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable rules of the The NASDAQ Stock Market LLC or other applicable stock exchange or national securities association. In addition to action by meeting in accordance with applicable laws, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the terms of the Plan, the Committee shall have full authority in its discretion to take any action with respect to the Plan, including, but not limited to, the authority to (i) determine all matters relating to awards, including selection of individuals to be granted awards and all terms, conditions, restrictions and limitations of an award; and (ii) construe and interpret the Plan and any instruments evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s authority to grant awards and authorize payments under the Plan shall not in any way restrict the authority of the Committee to grant compensation to employees under any other compensation plan or program of the Company. The Committee also shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final, binding and conclusive. Notwithstanding the foregoing, the Committee may delegate the administration of the Plan to one or more of its designees (subject to any conditions imposed by the Committee), but only with respect to matters which would not affect the deductibility under Code Section 162(m) of compensation paid under the Plan to “covered employees” (as such term is defined in Code Section 162(m) and related regulations) or as may otherwise be permitted under applicable laws, rules or regulations. In the case of any such delegation, references to the “Committee” herein shall include such designee or designees, unless the context otherwise requires. No member of the Board or the Committee shall be liable for any action, determination or decision made in good faith with respect to the Plan or any award paid under it. The members of the Board and the Committee shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s articles of incorporation or by law.
3. Eligibility
     The participants in the Plan (individually, a “participant,” and collectively, the “participants”) shall be those salaried employees of the Company and its affiliates who are designated from time to time as participants by the Committee. Eligible participants shall be selected to participate on an annual or other periodic basis as determined by the Committee. With respect to those participants who are “covered employees,” such designation shall be made during the first 90 days of each performance period and before 25% of the relevant performance period has passed (or otherwise made at such time and on such terms as will ensure that the award will, to the extent practicable, qualify as “performance-based compensation” for purposes of Code Section 162(m)). Participation in the Plan for any one performance period does not guarantee that an employee will be selected to participate in any other performance period. For the purposes of the Plan, “performance period” shall mean a period established by the Committee during which performance shall be measured to determine if any payment will be made under the Plan. A performance period may be coincident with one or more fiscal years or fiscal quarters of the Company, or any portion thereof, and performance periods may be overlapping. An “affiliate” of the Company shall mean any company (or other entity) controlled by, controlling or under common control with the Company.
4. Nature of Awards
     Awards granted under the Plan shall be in the form of cash bonuses.
5. Awards
     (a) Grant of Awards: At the time performance objectives are established for a performance period as provided in Section 5(b) herein, the Committee also shall assign to each participant a target cash bonus award applicable for the particular performance period (each, a “target bonus”). A participant’s award, if any, shall be earned based on the attainment of written performance objectives approved by the Committee for a specified performance period, as provided in Section 5(b) herein. In the case of awards granted to covered employees that are intended to comply with Code Section 162(m), such performance objectives shall be established by the Committee (i) while the outcome for the performance period is substantially uncertain, and (ii) (A) no more than 90 days after the commencement of the performance period to which the performance objective relates and (B) before 25% of the relevant performance period has elapsed (or otherwise at such time and upon such terms as to ensure that the award will, to the extent practicable, qualify as “performance-based compensation” for purposes of Code Section 162(m)). During any fiscal year of the Company, no participant may be granted more than the maximum award limitation stated in Section 5(d) herein. The Committee may adjust awards as appropriate for partial achievement of goals, exemplary effort on the part of a participant and/or other external, extraordinary or mitigating circumstances and may also interpret and make necessary and appropriate adjustments to performance goals and the manner in which such performance goals are evaluated; provided,

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however, that, except as may be otherwise provided in Section 6 and/or Section 7, no such adjustment shall be made with respect to an award granted under the Plan to a participant who is a “covered employee” if such adjustment would cause the award to fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).
     (b) Performance Objectives: For each performance period, the Committee shall establish one or more specific performance measures and specific goals for each participant and/or for each group of participants. The performance objectives established by the Committee shall be based on one or more performance measures that apply to the individual participant (“individual performance”), business unit/function performance (“business unit/function performance”), the Company as a whole (“corporate performance”), or any combination of individual performance, business unit/function performance or corporate performance. Without limiting the foregoing, performance goals for business unit/function performance may be set for an identifiable business group, segment, unit, affiliate, facility, product line, product or function (such as sales, manufacturing or research and development). If a participant’s performance goals are based on a combination of individual performance, business unit/function performance and/or corporate performance, the Committee may weight the importance of each type of performance that applies to such participant by assigning a percentage to it. In the case of covered employees, the performance objectives shall be objective and shall be based upon one or more of the following criteria, as determined by the Committee: (i) revenues or sales; (ii) gross margins; (iii) earnings per share; (iv) net bookings; (v) product production or shipments; (vi) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vii) net income; (viii) operating income; (ix) book value per share; (x) return on shareholders’ equity; (xi) return on investment; (xii) return on capital; (xiii) improvements in capital structure; (xiv) expense management; (xv) operating margins; (xvi) maintenance or improvement of gross margins or operating margins; (xvii) stock price or total shareholder return; (xviii) market share; (xix) profitability; (xx) costs; (xxi) cash flow or free cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic wealth created, and/or (xxv) strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices and/or execution of pre-approved corporate strategy. In addition, with respect to participants who are not covered employees, the Committee may approve performance objectives based on other criteria, which may or may not be objective. The foregoing criteria may relate to the Company, one or more of its affiliates or one or more of its divisions, units, partnerships, joint venturers or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices, or any combination thereof. In addition, the performance objectives may be calculated without regard to extraordinary items, except as may be limited under Code Section 162(m) in the case of a covered employee.
     (c) Earning of Awards: As soon as practicable after the end of the performance period, the Committee shall determine whether the performance goals for the performance period were achieved and, if so, at what level of achievement under specific formulae established for the

3

performance period. If the performance goals were met for the performance period, the Committee shall determine the amount, if any, of the award earned by each participant and such award shall be paid in accordance with Section 5(e) herein (subject, however, to the limitation on awards stated in Section 5(d) herein).
     (d) Maximum Award Payable to Any One Participant: Other provisions of the Plan notwithstanding, the maximum amount of cash bonus awards that may be granted under the Plan to any one participant in any one fiscal year shall not exceed $5,000,000.
     (e) Payment of Awards: An award earned by a participant with respect to a performance period shall be paid to him as soon as practicable following the determination of the amount, if any, of the award and, with respect to participants who are covered employees, the Committee’s written certification (or other approval made in accordance with Code Section 162(m)) that the participant achieved his performance goals. Without limiting the foregoing, awards payable under the Plan shall be paid no later than the later of (i) the 15th day of the third month following the end of the participant’s first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture, or shall otherwise be structured in a manner to be exempt from, or in compliance with, Code Section 409A. Notwithstanding the foregoing, when the Company reasonably anticipates that any deduction for its payment would be limited or eliminated by Code Section 162(m), such payment may be delayed until the earlier of the following: (i) the date which is as soon as reasonably practicable following the first date on which the Company reasonably anticipates that the deduction will not be limited or eliminated by Code Section 162(m), or (ii) the date which is as soon as reasonably practicable following the end of the calendar year in which the participant separates from service, or such payment shall be otherwise structured so as to comply with Code Section 409A, related regulations and other guidance. The Committee shall not have any discretion to increase the amount of an award earned and payable pursuant to the terms of the Plan to any participant who is a covered employee (except to the extent otherwise provided pursuant to Section 7 herein in the event of a change of control). The Committee shall have the unilateral discretion to reduce or eliminate the amount of an award granted to any participant, including an award otherwise earned and payable pursuant to the terms of the Plan.
6. Termination of Employment and Other Events; Covenants
     The Committee shall specify the circumstances in which awards shall be paid or forfeited in the event of termination of employment by the participant or other event prior to the end of a performance period or prior to payment of such awards. Unless otherwise determined by the Committee, if a participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the participant’s employment is otherwise terminated (except for cause by the Company) during a performance period, a pro rata share of the participant’s award based on the period of actual participation may, at the Committee’s discretion, be paid to the participant after the end of the performance period if and to the extent that it would have become earned and payable had the participant’s employment status not changed. The Committee may require a participant, as a condition to the grant or payment of an award, to enter or have entered into agreements or covenants with the Company obligating the participant to not compete, to not interfere with the relationships of the Company with customers, suppliers or employees in any way, to refrain from disclosing or misusing confidential or proprietary information of the Company, and to take or refrain from taking

4

such other actions adverse to the Company as the Committee may specify. The form of such agreements or covenants shall be specified by the Committee, which may vary such form from time to time and require renewal of the agreements or covenants, as then specified by the Committee, in connection with the allocation or payout of any award. For the purposes herein, termination for “cause” shall mean termination for cause under the terms of any employment, consulting, change in control or similar agreement if any, between the Company and the participant, or, if the participant has not entered into any such agreement (or if any such agreement does not define “cause”), “cause” shall have the meaning ascribed to such term under the Company’s 2003 Stock Incentive Plan (as it may be amended) or any successor to such stock incentive plan.
7. Change of Control
     (a) Notwithstanding any other provision in the Plan to the contrary, and except as may be otherwise provided in Section 7(b) herein, in the event of a change of control (as defined in Section 7(c)), all awards granted pursuant to the Plan shall be deemed to be earned based on the assumption that any applicable performance goals were met in full (100%); provided, however, that the amount of any such bonus shall be reduced on a pro rata basis, so that the participant shall only receive a pro rata portion of the bonus for each completed month of the applicable performance period which had elapsed when the change of control occurred. By way of example (and not limitation), if (i) a participant would have been entitled to a $100,000 bonus based on attainment of 100% of applicable performance goals during a 12-month performance period, and (ii) a change of control occurs during the seventh month of the performance period, the participant shall be entitled to a $50,000 bonus (one-half of the $100,000 bonus that would otherwise have been payable if the full performance period had elapsed), treating any applicable performance goals as being fully met. In the event of a change of control, any bonuses payable under Section 7 (whether payable pursuant to Section 7(a) or Section 7(b) herein) shall be immediately due and payable, without regard to whether such bonuses are deductible under Code Section 162(m) and without regard to whether the participant continues in service in the same position following the change of control, has a change in position or responsibility, or is terminated from employment with the Company (or successor or surviving corporation). In addition, without in any way limiting the preceding, in the event that a participant has entered into an employment agreement, change in control agreement or similar agreement with the Company, the participant shall be entitled to the greater of the benefits payable upon a change of control of the Company pursuant to Section 7(a) or Section 7(b) herein or the respective employment agreement, change in control agreement or similar agreement, and such employment agreement, change in control agreement or similar agreement shall not be construed to reduce in any way the benefits otherwise payable to a participant upon the occurrence of a change of control as defined in the Plan.
     (b) Notwithstanding the provisions of Section 7(a), in the event that a “change of control” (as defined in Section 7(c) herein) occurs, the Committee may, in its sole and absolute discretion, determine that any or all awards granted pursuant to the Plan shall not be payable on a pro rata basis as provided in Section 7(a) herein but shall instead be deemed to be earned up to 100% and treated as if up to 100% of all applicable performance goals for up to 100% of the applicable performance period were met (in which case such awards shall become immediately due and payable for the full performance period, notwithstanding the date of the change of control event during the performance period or the deductibility of awards under Code Section 162(m)), if the Company or the surviving or acquiring corporation, as the case may be, shall not have taken such action, including but not limited to the assumption of awards granted under the Plan or the grant of

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substitute awards (in either case, with substantially similar terms or equivalent economic benefits as awards granted under the Plan), as in the opinion of the Committee is equitable or appropriate to protect the rights and interests of participants under the Plan. Any payments made pursuant to this Section 7(b) may not be less than the amount of pro rata bonus payments that would otherwise be payable under Section 7(a) herein. For the purposes herein, assuming that the Committee is acting as the Plan administrator authorized to make the determinations provided for in this Section 7(b), the Committee shall be appointed by the Board of Directors, two-thirds of the members of which shall have been directors of the Company prior to the merger, share exchange, reorganization or other business combinations affecting the Company or a related entity.
     (c) For the purposes herein, for each participant, a “change of control” shall have the definition given the term “change in control” in the participant’s change in control agreement with the Company, or, if the participant has not entered into a change in control agreement with the Company, then a “change of control” shall be deemed to have occurred on the earliest of the following dates:
     (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty-one percent (51%) or more of the outstanding Common Stock of the Company;
     (ii) The date the shareholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation in which the Company is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Company would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Company in which holders of Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all the assets of the Company; or
     (iii) The date there shall have been a change in a majority of the Board within a 12-month period unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
(For purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)
8. No Right to Employment
     Nothing contained in this Plan or any action taken pursuant to the Plan shall be construed as conferring upon any participant the right or imposing upon him the obligation to continue in the employment of or service to the Company, nor shall it be construed as imposing upon the Company the obligation to continue the employment or service of a participant. Except as may be otherwise provided in the Plan or determined by the Committee, all rights of a participant with respect to an award and distribution of any cash payment subject to an award shall terminate and be forfeited upon a participant’s termination of employment or service with the Company.

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9. Amendment and Termination
     The Board of Directors of the Company may amend, discontinue or terminate the Plan in whole or in part at any time, provided that (a) approval of an amendment to the Plan by the shareholders of the Company shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable laws, rules or regulations; and (b) except as otherwise provided in Section 5(e), no such amendment, discontinuance or termination of the Plan shall adversely affect any award earned and payable under the Plan as of the date of such amendment or termination without the participant’s consent. However, notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but in no way limited to Code Section 162(m) and Code Section 409A, related regulations and other guidance), and to reduce or eliminate the amount of an award, as provided in Section 5(e).
10. Effective Date
     The Plan became effective on June 1, 2006, following approval by the Board and the shareholders of the Company as required by Code Section 162(m) and related regulations. The Plan was amended and restated effective June 20, 2011, subject to shareholder approval as required by Code Section 162(m) and related regulations. To the extent required under Code Section 162(m), awards under the Plan granted prior to any required shareholder approval shall be conditioned upon and shall be payable only upon approval of such performance criteria by the shareholders of the Company in accordance with the requirements of Code Section 162(m).
11. Miscellaneous
     (a) Taxes; Offset: Any tax required to be withheld by any government authority shall be deducted from each award. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the participant or any other person. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with awards (including any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes. The Committee, in its sole discretion (but subject to applicable law), may apply any amounts payable to any participant hereunder as a setoff to satisfy any liabilities owed to the Company by the participant.
     (b) Nonassignability: Unless the Committee determines otherwise, awards and any other rights under the Plan shall not be subject to anticipation, alienation, pledge, transfer or assignment by any person entitled thereto, except by designation of a beneficiary or by will or the laws of intestate succession.
     (c) No Trust; Unfunded Plan: The obligation of the Company to make payments hereunder shall constitute a liability of the Company to the participants. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the participants nor their beneficiaries shall have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship

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between the Company and the participants or any other person or constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
     (d) Impact of Plan Award on other Plans: Awards granted pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company, unless either (i) such other plan, program or arrangement provides that compensation in the form of awards payable under the Plan are to be considered as compensation thereunder, or (ii) the Committee so determines. The adoption of the Plan shall not affect any other incentive or other compensation plans or programs in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.
     (e) Facility of Payments: If a participant or any other person entitled to receive an award under this Plan (the “recipient”) shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.
     (f) Beneficiary Designation: The Committee may permit a participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of awards, if any, to which the participant is otherwise entitled in the event of death. In the absence of such designation by a participant, and in the event of the participant’s death, the estate of the participant shall be treated as beneficiary for purposes of the Plan, unless the Committee determines otherwise. The Committee shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.
     (g) Governing Law: The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws.
     (h) Compliance with Code Section 162(m): The Company intends that compensation under the Plan payable to covered employees will, to the extent practicable, constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and related regulations, unless otherwise determined by the Committee. Accordingly, the provisions of the Plan shall be administered and interpreted in a manner consistent with Code Section 162(m) and related regulations. If any provision of the Plan or any award that is granted to a covered employee (in each case, other than payments to be made pursuant to Section 6 and/or Section 7 herein) does not comply or is inconsistent with the requirements of Code Section 162(m) or related regulations, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.
     (i) Adjustments: The Committee is authorized at any time during or after the completion of a performance period, in its sole discretion, to adjust or modify the terms of awards or performance objectives, or specify new awards, (i) in the event of any large, special and non-recurring dividend or distribution, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, forward or reverse split, stock dividend, liquidation,

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dissolution or other similar corporate transaction, (ii) in recognition of any other unusual or nonrecurring event affecting the Company or the financial statements of the Company (including events described in (i) above as well as acquisitions and dispositions of businesses and assets and extraordinary items determined under U.S. Generally Accepted Accounting Principles (“GAAP”), or (iii) in response to changes in applicable laws and regulations, accounting principles, and tax rates (and interpretations thereof) or changes in business conditions or the Committee’s assessment of the business strategy of the Company. Unless the Committee determines otherwise, no such adjustment shall be authorized or made if and to the extent that the existence of such authority or the making of such adjustment would cause awards granted under the Plan to covered employees whose compensation is intended to qualify as “performance-based compensation” under Code Section 162(m) and related regulations to fail to so qualify.
     (j) Compliance with Code Section 409A: Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Company that the Plan and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with or exempt from Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provision or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan and/or award, as applicable, and (ii) terms used in the Plan or an award shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents shall be liable to any participant or other persons for actions, decisions or determinations made in good faith.
     (k) Restrictions on Awards: Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to make any distribution of benefits under the Plan or take any other action, unless such distribution or action is in compliance with applicable laws, rules and regulations (including but not limited to applicable requirements of the Code).
     (l) Gender and Number: Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
     (m) Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     (n) Binding Effect: The Plan shall be binding upon the Company, its successors and assigns, and participants, their legal representatives, executors, administrators and beneficiaries.

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—. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . —— 0 PROXY RF MICRO DEVICES, INC. AUGUST 3, 2011 ANNUAL MEETING THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RF MICRO DEVICES, INC. The undersigned shareholder of RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), appoints Robert A. Bruggeworth and William A. Priddy, Jr., or either of them, with full power to act alone, the true and lawful attorneys in fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of RFMD that the undersigned is entitled to vote at the annual meeting of shareholders of RFMD to be held at Womble Carlyle Sandridge & Rice, PLLC, One Wells Fargo Center, Suite 3500, 301 South College Street, Charlotte, North Carolina, on Wednesday, August 3, 2011 at 8:00 a.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows: The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if duly executed and returned, will be voted “for” all director nominees; “for” approval, on an advisory basis, of the compensation of our Named Executive Officers; for “1 Year” on the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers; “for” reapproval of the RF Micro Devices, Inc. Cash Bonus Plan; and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, if no instruction to the contrary is indicated. If any other business is properly presented at the annual meeting, this proxy will be voted in accordance with the best judgment of the proxies identified above. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF SHAREHOLDERS OF RF MICRO DEVICES, INC. August 3, 2011 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on August 3, 2011: The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2011 Annual Report to Shareholders are available at https://materials.proxyvote.com/749941 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— 20830403030000000000 4 080311 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED BELOW, “FOR” EACH OF PROPOSALS 2, 4, AND 5, AND “1 YEAR” ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect the eight directors named below to serve a one-year term and until FOR AGAINST ABSTAIN their respective successors are duly elected and qualified or until their 2. To approve, on an advisory basis, the compensation of our death, resignation, removal or disqualification. Named Executive Officers (as defined in the proxy statement). NOMINEES: FOR ALL NOMINEES O Walter H. Wilkinson, Jr. O 1 year 2 years 3 years ABSTAIN Robert A. Bruggeworth O Daniel A. DiLeo 3. To vote, on an advisory basis, on the frequency of future WITHHOLD AUTHORITY FOR ALL NOMINEES O Jeffery R. Gardner advisory votes on the compensation of our Named O John R. Harding Executive Officers. FOR ALL EXCEPT O Masood A. Jabbar FOR AGAINST ABSTAIN (See instructions below) O Casimir S. Skrzypczak 4. To reapprove the RF Micro Devices, Inc. Cash Bonus Plan, O Erik H. van der Kaay pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. FOR AGAINST ABSTAIN 5. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED APRIL 2, 2011. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.